MEMBERSHIP INTEREST PURCHASE AGREEMENT

BY AND AMONG
SPARK HOLDCO, LLC,
PROVIDER POWER, LLC,
KEVIN B. DEAN,
AND
EMILE L. CLAVET
May 3, 2016

TABLE OF CONTENTS

Page

Exhibits

Exhibit A	—	Definitions
Exhibit B	—	Form of Provider Interests and Asset Assignment
Exhibit C	—	Calculation of Consideration
Exhibit D		Calculation of Earnout under Section 2.3(c)
Exhibit E	—	Form of Non-Competition and Non-Solicitation Agreement of Seller and each of Kevin B. Dean and Emile L. Clavet
Exhibit F	—	Form of Escrow Agreement
Exhibit G	—	NOT USED
Exhibit H	—	Key Terms of Premises Lease between Seller and the Provider Companies

Schedules

Schedule 2.4(a)	—	Example Calculation of Working Capital
Schedule 3.3	—	Non-contravention (Seller)
Schedule 3.4	—	Government Approvals (Seller)
Schedule 3.6	—	Legal Proceedings (Seller)
Schedule 3.7	—	Brokers’ Fees
Schedule 4.2(a)	—	Other Assets of Seller
Schedule 4.4	—	Changes in Business
Schedule 4.7	—	Liens
Schedule 4.8	—	Leases

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Schedule 4.9	—	Adequacy of Assets
Schedule 4.10	—	Material Contracts
Schedule 4.11	—	Noble Agreements
Schedule 4.13	—	Intellectual Property
Schedule 4.14	—	Taxes
Schedule 4.14(g)	—	Disregarded Entity
Schedule 4.14(h)	—	Group Filing
Schedule 4.15(a)	—	Plan Sponsors
Schedule 4.15(b)	—	Plan Compliance Variation
Schedule 4.15(d)	—	Acceleration of Payments
Schedule 4.15(f)	—	Labor Law Violations
Schedule 4.15(i)	—	Employees, Independent Contractors, Consultants
Schedule 4.20	—	Transactions with Affiliates
Schedule 4.21	—	Insurance Policies
Schedule 5.3	—	Non-contravention (Buyer)
Schedule 5.4	—	Government Approvals (Buyer)
Schedule 5.5	—	Legal Proceedings (Buyer)
Schedule 5.6	—	Brokers Fees (Buyer)
Schedule 6.1(a)	—	Conduct of Business
Schedule 6.1(b)	—	Material Changes
Schedule 6.9	—	Contracts Not Terminated
Schedule 6.11	—	Officers and Directors-Provider Companies

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MEMBERSHIP INTEREST PURCHASE AGREEMENT
This MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”), dated as of May 3, 2016 (the “Execution Date”), is entered into by and among Provider Power, LLC (“Seller”), Spark HoldCo, LLC (“Buyer”), Kevin B. Dean and Emile L. Clavet. Kevin B. Dean and Emile L. Clavet are each individually referred to as a Seller’s Representative, and together as the “Seller’s Representatives”. Each of the parties to this Agreement is sometimes referred to individually in this Agreement as a “Party” and all of the parties to this Agreement are sometimes collectively referred to in this Agreement as the “Parties.”
R E C I T A L S
WHEREAS, Seller owns all of the outstanding membership interests in Electricity Maine, LLC, a Maine limited liability company (“Maineco”); Electricity N.H., LLC, a Maine limited liability company (“NHco”); and Provider Power Mass, LLC, a Maine limited liability company (“Massco” and, together with Maineco and NHco, the “Provider Companies”);
WHEREAS, upon the Closing, Seller will sell, transfer, assign and convey to Buyer all of the outstanding membership interests in MaineCo, NHCo and MassCo (collectively, the “Provider Interests”) in exchange for the consideration, and on the terms and conditions, set forth in this Agreement (collectively, the “Conveyance”);
WHEREAS, the Seller’s Representatives are making certain representations and commitments in consideration of Buyer purchasing the Provider Interests (as defined below)
A G R E E M E N T S
NOW, THEREFORE, in consideration of the representations, warranties, agreements and covenants contained in this Agreement, and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the Parties undertake and agree as follows:
Article I
DEFINITIONS AND INTERPRETATIONS
1.1    Definitions. Capitalized terms used in this Agreement but not defined in the body of this Agreement shall have the meanings ascribed to them in Exhibit A.
1.2    Interpretations. In this Agreement, unless a clear contrary intention appears: (a) the singular includes the plural and vice versa; (b) reference to a Person includes such Person’s successors and assigns but, in the case of a Party, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) reference to any gender includes each other gender; (d) references to any Exhibit, Schedule, Section, Article, Annex, subsection and other subdivision refer to the corresponding Exhibits, Schedules, Sections, Articles, Annexes, subsections and other subdivisions of this Agreement unless expressly provided otherwise; (e) references in any Section or Article or definition to any clause means such clause of such Section, Article or definition; (f) “hereunder,” “hereof,”

“hereto” and words of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement; (g) the word “or” is not exclusive, and the word “including” (in its various forms) means “including without limitation”; (h) each accounting term with specific reference to GAAP shall have the meaning attributed to it in GAAP; (i) references to “days” are to calendar days; and (j) all references to money refer to the lawful currency of the United States. The Table of Contents and the Article and Section titles and headings in this Agreement are inserted for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of this Agreement.
ARTICLE II
TRANSFER OF PROVIDER COMPANIES
2.1    Transfer of Membership Interest in Provider Companies. At the Closing, on the terms and subject to the conditions of this Agreement, (a) Seller shall transfer, convey, assign and deliver to Buyer all of its right, title and interest in and to the Provider Companies, constituting all outstanding membership interests in the Provider Companies, free and clear of all Liens (other than Permitted Liens) or other Indebtedness, in exchange for the consideration set forth in Section 2.2, as adjusted, and (b) Buyer shall purchase all outstanding membership interests in the Provider Companies from Seller. As of the Closing Date, the membership interests in the Provider Companies shall be free and clear of all Liens (other than Permitted Liens) or other Indebtedness, other than trade payables incurred in the ordinary course of business that are not past due for more than thirty (30) days, which trade payables will be included in determining the Estimated Working Capital and the Effective Date Working Capital.
2.2    Consideration for the Membership Interest Transfer. In consideration for the transfer of all outstanding membership interests in the Provider Companies, Buyer shall pay to Seller total aggregate consideration of Twenty-Eight Million and No/100 Dollars ($28,000,000.00) plus Net Working Capital (as defined below) as follows:
(a)    at the Closing, Buyer shall pay to Seller a cash payment equal to the sum of (i) the Noble Indebtedness as of the Closing Date, plus (ii) $1,350,000.00 less (iii) positive Net Working Capital (the “Cash Consideration”) plus an adjustment pursuant to this Article II for Net Working Capital;
(b)    Buyer shall pay the remainder of the consideration in installments totaling the difference between (i) Twenty-Eight Million and No/100 Dollars ($28,000,000.00) and (ii) the Cash Consideration (the “Installment Consideration”) which shall be payable in ten equal monthly installments commencing on August 1, 2016 and ending on May 1, 2017. The Installment Consideration and Cash Consideration are referred to herein as the “Base Consideration.” An example of how the Base Consideration, Cash Consideration and Installment Consideration are calculated using hypothetical assumptions is set forth on Exhibit C to this Agreement. Buyer shall pay simple interest on the unpaid Installment Consideration at an annual rate of ten percent (10%) compounded annually as calculated in Exhibit C attached hereto (the “Installment Interest”) which interest shall be placed into escrow in accordance with Section 2.5 for the purposes of satisfying Sellers’ indemnification obligations under Article X; and

(c)    An earnout payment constituting an addition to the Base Consideration (the “Earnout”) pursuant to which Seller shall be entitled to receive up to Four Million Dollars ($4,000,000) payable on June 30, 2017 based on achievement by the Provider Companies of certain minimum customer counts at weighted average sales prices as of a measurement date of May 1, 2017 (the “Earnout Measurement Date”) as set forth on Exhibit D and subject to the following:
(i)    the weighted average sales price for purposes of determining the Earnout shall be calculated using weighted average historical volume for the last twelve months of each customer’s historical usage prior to May 1, 2017 multiplied by the customer’s sales price at the Measurement Date based on Seller’s Position Report produced by Esco Advisors as of the Earnout Measurement Date;
(ii)    the Provider Companies shall be entitled to a budget of up to $2,000,000 for customer acquisition costs for the period from the Closing Date until the Earnout Measurement Date (the “Earnout Measurement Period“); provided that the average cost to acquire each customer is less than or equal to $80.00 per customer at any given time for customers being acquired during the Earnout Measurement Period and each such customer acquired during the Earnout Measurement Period has positive margin.
For purposes of this subsection (c), “customer” shall mean a valid customer account in Maine or New Hampshire that is on-flow and current on its account, or budget billing plan, or is performing under a payment plan, all as determined by Seller’s Position Report and existing account collection procedures.
2.3    Base and Cash Consideration Adjustment.
(a)    At least five (5) Business Days prior to Closing, Seller shall deliver to Buyer the Estimated Closing Statement setting forth Seller’s good faith and fully informed estimate of the Working Capital that will exist as of the Closing Date (the “Estimated Working Capital”), which Estimated Working Capital will be calculated in accordance with this Agreement and in the same manner as the Example Calculation of Working Capital in Schedule 2.3(a), together with supporting Records. Seller shall make available to Buyer and its Representatives, as reasonably requested by Buyer, all Records and other documents used by Seller in preparing the Estimated Closing Statement and personnel of Seller and/or Provider Power responsible for preparing or maintaining such Records and documents. Buyer shall have five Business Days after its receipt of the Estimated Closing Statement to either accept or reject same. If Buyer rejects the Estimated Closing Statement, Seller and Buyer shall meet as soon as reasonably possible to resolve their differences concerning the Estimated Closing Statement. If Buyer and Seller are unable to resolve their differences, Closing will be delayed until such time as Buyer and Seller are able to agree on the Estimated Closing Statement.
(b)    The final agreed upon or determined Estimated Working Capital, if positive, shall be added to the Cash Consideration and paid at Closing in accordance with Section 2.2. If the final Estimated Working Capital is negative, such amount will be deducted from the Cash Consideration as set forth in Section 2.2.

2.4    Post-Closing Adjustment.
(a)    Within ninety (90) days after the Closing Date, Buyer will deliver to Seller a preliminary closing statement (the “Preliminary Closing Statement”) setting forth the Buyer’s good faith estimate of the Working Capital of the Provider Companies, together with supporting records as of the Closing Date (the “Closing Date Working Capital”). This calculation shall be prepared in accordance with the example in Schedule 2.4(a) and based on:
(iii)    the data and receipts received subsequent to the Closing Date covering the period prior to the Closing Date; and
(iv)    generally accepted accounting principles.
Buyer will make available to Seller and its Representatives, as reasonably requested by Seller, all Records and other documents used by Buyer in preparing the Preliminary Closing Statement.
(b)    As soon as reasonably practicable, but in no event later than fifteen (15) days after Seller receives the Preliminary Closing Statement (the “Objection Period”), Seller shall deliver to Buyer a written report containing all changes (if any) that Seller proposes to be made to such Preliminary Closing Statement (the “Objection Notice”). Such changes shall be specified in reasonable detail with reasonable supporting documentation, if applicable, and include Seller’s calculation of the Closing Date Working Capital. All items on the Preliminary Closing Statement for which Seller does not propose changes shall be deemed to be final and binding on the Parties, except with respect to the accrued RPS Obligations for New Hampshire which shall be adjusted in accordance with Section 2.4(g). If Seller fails to deliver to Buyer the Objection Notice within the Objection Period, the Preliminary Closing Statement as delivered by Buyer will be deemed to be final and binding on the Parties.
(c)    As soon as reasonably practicable, but in no event later than ten (10) days after Buyer receives the Objection Notice, the Parties shall meet and undertake to agree on the final adjustments to the Preliminary Closing Statement and, specifically, the Closing Date Working Capital. If the Parties fail to agree on the final adjustments within the fifteen (15) day period after Buyer’s receipt of the Objection Notice, any Party may submit the disputed items to the Independent Accountant for resolution. The Parties shall direct the Independent Accountant to resolve the disputes within thirty (30) days after the relevant materials are submitted for review. The Independent Accountant shall consider only those items or amounts in the Preliminary Closing Statement as to which Seller proposed changes in the Objection Notice and that remain in dispute between the Parties, shall render its decision based solely on written materials submitted by the Parties and the terms of this Agreement and shall not assign a value to any item greater than the greatest value for such item claimed by the Parties or less than the smallest value for such item claimed by the Parties. The Independent Accountant shall have exclusive jurisdiction over, and resort to the Independent Accountant as provided in this Section 2.4(c) shall be the sole recourse and remedy of the Parties against one another or any other Person with respect to, any disputes arising out of or relating to the Preliminary Closing Statement. The decisions of the Independent Accountant regarding the Preliminary Closing Statement and the Closing Date Working Capital will be binding on and non-appealable by the Parties, and shall be enforceable in a court of law. In the event the parties reach a settlement on the working capital calculation, the fees and expenses associated with the Independent Accountant shall be borne fifty percent (50%) by Buyer and fifty percent (50%) by Seller.
(d)    The Preliminary Closing Statement shall become final and binding on the Parties with respect to the determination of the Closing Date Working Capital upon the earliest of (i) if no Objection Notice has been given within the Objection Period, the expiration of the Objection Period, (ii) if an Objection Notice has been given during the Objection Period, upon the agreement by the Parties that such Preliminary Closing Statement, together with any modifications thereto agreed to in writing by the Parties, is final and binding and (iii) if an Objection Notice has been given but there is no agreement between the Parties regarding Seller’s proposed changes, the date on which the Independent Accountant issues its decision with respect to any dispute referred to the Independent Accountant pursuant to Section 2.4(c), giving effect to any items reflected in the Objection Notice as to which the Parties were able to reach agreement prior to such referral. The Preliminary Closing Statement, as adjusted, if applicable, pursuant to any agreement between the Parties or pursuant to the decision of the Independent Accountant, when final and binding with respect to the determination of the Closing Working Capital, is herein referred to as the “Final Closing Statement”.
(e)    If the Final Closing Statement indicates that the Closing Date Working Capital is less than the Estimated Working Capital (a “Final Deficiency”), Buyer shall deliver written notice (the “Final Settlement Notice”) to the Seller specifying and instructing Seller to pay the Final Deficiency to Buyer by wire transfer of immediately available funds to a bank account designated in writing by Buyer. In the event Seller fails to make payment of the Final Deficiency within three (3) Business Days after the date of the Final Closing Statement, Buyer shall be entitled to offset any or all of the Final Deficiency against payment of the Installment Consideration under Section 2.2 until such time as the Final Deficiency has been paid in full to Buyer.
(f)    If the Final Closing Statement indicates that the Closing Date Working Capital is greater than the Estimated Working Capital (a “Final Surplus”), the Final Settlement Notice shall be sent to Seller and Buyer shall pay the amount of the Final Surplus to Seller within five Business Days after the date of the Final Closing Statement by wire transfer of immediately available funds to a bank account designated in writing by Seller.
(g)    The Parties shall adjust the RPS Obligations for New Hampshire which will be accrued as a Current Liability in determining Working Capital on a separate basis from the adjustments to Working Capital hereunder upon the earlier to occur of: (i) filing of the 2016 alternative compliance payment with the New Hampshire Commission; and (ii) July 1, 2017 (the “RPS True-Up Date”). In the event that actual RPS Obligations are less than the accrued amount set forth on Schedule 2.4(a), Buyer shall remit payment of the difference to Seller within ten (10) days of the RPS True-Up Date.
2.5    Escrow
(a)    Seller shall deposit into escrow (a) two hundred seventy-five thousand dollars ($275,000.00) of each Installment up to an aggregate total of $2,750,000.00 (the “Reserve Payment”); less (b) the Installment Interest (together (a) and (b), are referred to as the “Escrow

Amount”) to be held in an escrow account held by Compass Bank (BBVA) N.A. (the “Escrow Agent”) on behalf of Buyer and Seller in accordance with an escrow agreement in substantially the form attached hereto as Exhibit F (the “Escrow Agreement”). In the event that any Installment is insufficient to make the Reserve Payment as a result of the working capital set-off in Section 2.4(e) or a set-off of an indemnification claim permitted under Section 10.3(i), Buyer shall be entitled to increase the amount of subsequent Reserve Payments so that the Escrow Amount reflects the total Reserve Payments required to be made to date hereunder. Notwithstanding anything elsewhere set forth herein, nothing herein shall be deemed to prevent the Seller from pursuing the Freedom Logistics Litigation appeal in accordance with the Joint Defense Agreement at its sole cost and expense. No payment shall be made to Freedom Logistics, LLC from the Escrow Amount until the earlier of (i) Seller appeals have been exhausted, or the applicable appeal period has expired; or (ii) payment is ordered to be made by the presiding court. None of Buyer or Provider Companies shall be obligated to take any action or make any agreement in its name or otherwise in pursuit of Seller’s appeal. The Escrow Amount shall serve as security for the payment of any claims for indemnification by Buyer under Article X. Any payments owed by the Seller to any Buyer Indemnified Parties pursuant to Article X shall be paid first from any set-off of Installment Payments under Section 10.3(i) and then from the Escrow Funds at Buyer’s discretion. On the second anniversary of the Closing Date, the Escrow Agent shall release in accordance with the terms of the Escrow Agreement an amount of the Escrow Funds equal to the excess, if any, of (i) any remaining Escrow Funds over (ii) the aggregate amount of any claims asserted by Buyer pursuant to Article X prior to the second anniversary of the Closing Date that are not yet resolved (“Unresolved Escrow Claims”). The Escrow Funds retained for an Unresolved Escrow Claim shall be released by the Escrow Agent (to the extent not utilized to pay a Buyer Indemnified Party for any such claims resolved in favor of a buyer Indemnified Party) to Seller upon the resolution of such Unresolved Escrow Claim in accordance with this Agreement and the Escrow Agreement.
(b)    In addition to the Escrow Amount set forth in (a) above, Seller shall also escrow an amount equal to the lesser of $250,000 or the amount recommended by the Experis consultant pursuant to written recommendation, said amount to be deposited with Escrow Agent pursuant to the Escrow Agreement (the “Tax Escrow”) to serve as security for the potential state tax claims set forth on Schedule 5.5 (the “State Tax Claim”). The Tax Escrow shall be funded through a deduction of twenty-five thousand dollars ($25,000.00) from each installment of the Installment Consideration. The Tax Escrow shall remain in escrow pending resolution of the State Tax Claim; provided that, as long as no audit by taxing authorities is pending or noticed by the second anniversary of the Closing Date, then one half of the remaining Tax Escrow shall be released to Seller. Upon final resolution or settlement of the State Tax Claim with the applicable taxing authority which is not subject to further appeal, Seller shall indemnify Buyer for taxes, penalties and interest and attorneys’ fees payable for the actual State Tax Claim from the Tax Escrow. In the event the actual amount of the State Tax Claim as determined at final resolution of such claim exceeds the Tax Escrow, Buyer shall be entitled to recover any difference from the Escrow Amount. In the event the actual amount of the State Tax Claim as determined at final resolution of such claim is less than the Tax Escrow, Seller shall be entitled to receive the remaining amount from the Tax Escrow.

2.6    Payoff of Indebtedness at Closing.
Buyer shall payoff all Indebtedness outstanding at Closing including the Noble Indebtedness but excluding indebtedness for current trade payables properly included in Net Working Capital. All outstanding Liens (excluding Permitted Liens) on the Provider Companies or to which the Provider Assets are subject shall be released.
2.7    Management Fee.
Each of the Seller’s Representatives shall receive a management fee for the period running from the date of Closing to the Earnout Measurement Period equal to Ten Thousand and 00/100 Dollars ($10,000.00) per month payable on the first day of each month.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER
Seller and each Seller’s Representative hereby represent and warrant to the Buyer as of the Execution Date and the Closing Date as follows:
3.1    Organization; Qualification. Seller is duly formed, validly existing and in good standing under the laws of its state of organization and has full limited liability company power and authority to own and hold the properties and assets it now owns and holds and to carry on its business as and where such properties are now owned or held and such business is now conducted. Seller is duly licensed or qualified to do business as a limited liability company (either foreign or domestic) and is in good standing in the states in which the character of the properties and assets now owned or held by it or the nature of its business now conducted by it requires it to be so licensed or qualified, except where the failure to be so qualified or in good standing would not have a Seller Material Adverse Effect.
3.2    Authority; Enforceability.
(c)    Seller has the requisite power and authority to execute and deliver the Transaction Documents to which it is, or will be, a party, to consummate the transactions contemplated thereby and to perform all the terms and conditions thereof to be performed by it. The execution and delivery by Seller of the Transaction Documents to which it is, or will be, a party, the consummation by Seller of the transactions contemplated thereby and the performance by Seller of all of the terms and conditions thereof to be performed by it has been duly and validly authorized by Seller, and no other proceedings on the part of Seller are necessary to enter into the Transaction Documents to which it is, or will be, a party, to consummate the transactions contemplated by the Transaction Documents to which it is, or will be, a party or to perform all of the terms and conditions thereof to be performed by it.
(d)    The Transaction Documents to which Seller is, or will be, a party have been (or will be, when executed and delivered at the Closing) duly executed and delivered by Seller, and, assuming the due authorization, execution and delivery by the other parties thereto, each Transaction Document to which Seller is, or will be, a party constitutes (or will constitute, when executed and delivered at the Closing) the valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to legal principles of general applicability governing the availability of equitable remedies, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether such enforceability is considered in a proceeding in equity or at law) (collectively, “Creditors’ Rights”).
3.3    Non-Contravention. Except as set forth on Schedule 3.3 of the Seller Disclosure Schedules, the execution, delivery and performance of the Transaction Documents to which Seller is, or will be, a party and the consummation by Seller of the transactions contemplated thereby does not and will not: § conflict with, or require the consent of any Person under, or result in any breach of, any provision of the Organizational Documents of Seller; § conflict with, or require the consent of any Person under, or constitute a default (or an Event that with the giving of notice or passage of time or both would give rise to a default) or cause any obligation under, or give rise to any right of termination, cancellation, amendment, preferential purchase right or acceleration (with or without the giving of notice, or the passage of time or both) under any of the terms, conditions or provisions of any Contract to which Seller is a party or by which any property or asset of Seller is bound or affected; § assuming compliance with the matters referred to in Section 3.4, conflict with or violate any Law to which Seller is subject or by which any property or asset of Seller is bound; § constitute (with or without the giving of notice or the passage of time or both) an Event which would result in the creation of, or afford any Person the right to obtain, any Lien (other than Permitted Liens) on any asset of Seller or § result in the revocation, cancellation, suspension, or material modification, individually or in the aggregate, of any Contract or Governmental Approval that is necessary or desirable for the ownership, lease or operation of Seller as now conducted, except, in the cases of clauses (b), (c), (d) and (e), for such defaults or rights of termination, cancellation, amendment, acceleration, violations or Liens as would not reasonably be expected to have a Seller Material Adverse Effect or to prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents to which Seller is, or will be, a party or to materially impair Seller’s ability to perform its obligations under the Transaction Documents to which it is, or will be, a party.
3.4    Governmental Approvals. Except as set forth on Schedule 3.4 of the Seller Disclosure Schedules, no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Governmental Authority, is necessary for • the consummation by Seller of the transactions contemplated by the Transaction Documents to which it is, or will be, a party or • the enforcement against Seller of its obligations under the Transaction Documents except in the cases of clauses (i) and (ii), other than such declarations, filings, registrations, notices, authorizations, consents or approvals that have been obtained or made or that would in the ordinary course be made or obtained after the Closing, or which, if not obtained or made, would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents to which Seller is, or will be, a party or to materially impair Seller’s ability to perform its obligations under the Transaction Documents to which it is, or will be, a party.

3.5    Capitalization.
(a)    Emile L. Clavet and Kevin B. Dean own all of the outstanding membership interests in Seller free and clear of all Liens other than (i) transfer restrictions imposed by federal and state securities laws, (ii) transfer restrictions contained in the Organization Documents of Seller; and (iii) any restrictions imposed by and under the Noble Agreements, including without limitation the pledge of said interests pursuant to Pledge Agreements to Noble Americas Energy Solutions LLC.
(b)    Seller owns one hundred percent (100%) of the outstanding membership interests in Massco, Maineco and NHco free and clear of all Liens other than (i) transfer restrictions imposed by federal and state securities laws, (ii) transfer restrictions contained in the Organizational Documents of Massco, Maineco and NHco, and (iii) any restrictions imposed by and under the Noble Agreements, including without limitation the pledge of the Provider Interests pursuant to Pledge Agreements to Noble Americas Energy Solutions LLC.
(c)    The membership interests in the Provider Companies owned by Seller are duly authorized and validly issued in accordance with their respective Organizational Documents and are fully paid (to the extent required under the Organizational Documents of the Provider Companies) and nonassessable and have not been issued in violation of any preemptive rights, rights of first refusal or other similar rights of any Person.
(d)    There are no preemptive rights, rights of first refusal or other outstanding rights, options, warrants, conversion rights, equity appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, subscription agreements, commitments or rights of any kind that obligate Seller to issue or sell any equity interests of Seller or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any equity interests in Seller, and no securities or obligations evidencing such rights are authorized, issued or outstanding other than the pledge of the Provider Interests to Noble.
(e)    Seller does not have any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the holders of equity interests in Seller on any matter.
(f)    Except for the Noble Agreements, Seller is not a party to any agreements, arrangements, or commitments obligating Seller to grant, deliver or sell, or cause to be granted, delivered or sold, any interest in any Provider Company by sale, lease, license or otherwise, other than this Agreement.
(g)    There are no voting trusts, proxies or other agreements or understandings to which Seller or either Seller’s Representative is bound with respect to the voting of the membership interests of Seller or the Provider Interests.
3.6    Legal Proceedings. Except as set forth on Schedule 3.6 of the Seller Disclosure Schedules, there are no Proceedings pending or, to the Knowledge of Seller, threatened against or by Seller, either of the Seller’s Representatives or any of the Provider Companies (a) relating to or affecting the Provider Business or (b) that questions or involves the validity or enforceability of the obligations of Seller under this Agreement or the other Transaction Documents or seeks to prevent or delay, or seeks damages in connection with, the consummation of the transactions contemplated by this Agreement.
3.7    Brokers’ Fee. Except as set forth on Schedule 3.7 of the Seller Disclosure Schedules, neither Seller nor Seller’s Representatives nor any of their Affiliates has entered (directly or indirectly) into any agreement with any broker, investment banker, financial advisor or other Person that would obligate Buyer or any of its Affiliates to pay any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or the transactions contemplated herein.
3.8    Bankruptcy. There are no bankruptcy, reorganization or arrangement proceedings pending against, being contemplated by, or to the knowledge of Seller, threatened against Seller or any of its Subsidiaries.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES REGARDING THE PROVIDER COMPANIES
Seller and each Seller’s Representative hereby represent and warrant to the Buyer as of the Execution Date and the Closing Date as follows:
4.1    Organization; Qualification. Each Provider Company is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Maine. Each Provider Company has full limited liability company power and authority to own and hold the properties and assets it now owns and holds and to carry on its business as and where such business is now conducted. Each Provider Company is duly licensed or qualified to do business as a foreign limited liability company and is in good standing in the states in which the character of the properties and assets now owned or held by it or the nature of the business now conducted by it requires it to be so licensed or qualified, except where the failure to be so qualified or in good standing would not have Seller Material Adverse Effect. Seller has made available to Buyer true and complete copies of the Organizational Documents of each Provider Company as in effect on the Execution Date.
4.2    Capitalization.
(h)    The only equity interests in the Provider Companies are owned by Seller and the only equity interests in Seller are owned by Seller’s Representatives. Other than the Provider Interests and the assets set forth on Schedule 4.2(a), and other than as provided below, Seller owns no other equity or other ownership interest in any other Person and the Provider Companies own no equity or other ownership interest in any other Person. The entities in which the Seller owns equity or other interests on Schedule 4.2(a) have not had any historical operations, have no assets or liabilities, and have no other equity owners. The ownership by Seller of its interests in such entities will not conflict with, prevent or delay the consummation of the Purchase Transactions.

(i)    The ownership interests in the Provider Companies owned by Seller are duly authorized and validly issued in accordance with the respective Organizational Documents of the Provider Companies and are fully paid and nonassessable and have not been issued in violation of any preemptive rights, rights of first refusal or other similar rights of any Person. Seller owns, directly, one hundred percent (100%) of the Provider Interests free and clear of all Liens other than (i) transfer restrictions imposed by federal and state securities laws, (ii) any transfer restrictions contained in the Organizational Documents of the Provider Companies; and (iii) such restrictions under the Noble Agreements as will be terminated at Closing. Other than Seller, no Person owns any Interest in the Provider Companies.
(j)    Except as set forth in the Organizational Documents of the Provider Companies, and the Noble Agreements, there are no preemptive rights, rights of first refusal or other outstanding rights, options, warrants, conversion rights, equity appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, subscription agreements, commitments or rights of any kind that obligate any of the Provider Companies to issue or sell any equity interests of any such party or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any equity interests in any of the Provider Companies, and no securities or obligations evidencing such rights are authorized, issued or outstanding.
(k)    No Provider Company has any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the holders of equity interests in the Provider Companies on any matter.
(l)    Neither Seller’s Representative nor Seller is a party to any agreements, arrangements, or commitments obligating such Party to grant, deliver or sell, or cause to be granted, delivered or sold, any interest in Seller or any Provider Company by sale, lease, license or otherwise, other than this Agreement and the Noble Agreements. There are no voting trusts, proxies or other agreements or understandings to which Seller or either Seller’s Representatives are bound with respect to the voting of the Interests of any Provider Company.
(m)    None of the Provider Parties owns, directly or indirectly, any equity or long-term debt securities of any Person.
4.3    Financial Statements.
(c)    Seller has made available to the Buyer § consolidated balance sheets of the Provider Companies as of December 31, 2015 and 2014 and the related income statements and statements of cash flows, for the twelve-month periods of operations of the Provider Companies, ending as of December 31, 2015 and 2014, together with the footnotes thereto, if any (the “Provider Annual Financial Statements”); and § unaudited consolidated balance sheets of the Provider Companies as of March 31, 2016, and the related unaudited consolidated income statements and statements of cash flows, for the three-month periods of operations of the Provider Companies then ended, together with the footnotes thereto, if any (the “Provider Interim Financial Statements” and, together with the Provider Annual Financial Statements, the “Provider Financial Statements”). The Provider Financial Statements (A) are consistent with the books and records of the Provider Companies,

(B) have been prepared in accordance with GAAP and (C) present fairly, in all material respects, the consolidated financial position and operating results, equity and cash flows of the Provider Companies as of, and for the periods ended on, the respective dates thereof.
(d)    None of Seller nor any Provider Company has any liability, whether accrued, contingent, absolute, unliquidated or otherwise, whether due or to become due, or any unrealized or unanticipated loss, which was then or will be material to Seller and such Provider Company and the Provider Assets and Provider Business and that would be required to be included in the Provider Financial Statements under GAAP (including the footnotes thereto) except for (i) liabilities set forth in the Provider Financial Statements; and (ii) liabilities relating to the Provider Business that have arisen since March 31, 2016, in the ordinary course of business consistent with past practice.
(e)    There is no asset, liability equity, income, loss or expense on Sellers’ financial statements or accounted for by Seller that should properly be reflected in the Provider Financial Statements.
4.4    Absence of Certain Changes. Except as set forth on Schedule 4.4 of the Provider Disclosure Schedules or as expressly contemplated by this Agreement, since December 31, 2015, (a) the Provider Companies have conducted their business in the ordinary course and in a manner consistent with past practice, (b) the Provider Assets have been operated or utilized in the ordinary course and in substantially the same manner consistent with past practices, (c) there has not been any Event, occurrence or development which would be reasonably expected to have an Seller Material Adverse Effect, (d) there have been no changes or modifications to the organizational documents of either Seller or any Provider Company, (e) no guaranties have been issued by or on behalf of Seller or any Provider Company, (f) neither Seller nor any Provider Company has incurred any Indebtedness other than the Noble Agreements, (g) neither Seller nor any Provider Company has declared any dividends or other distributions, (h) neither Seller nor any Provider Company has issued any equity, (i) neither Seller nor any Provider Company has allowed to be placed any Liens on the Provider Assets or any portion of the Provider Business, except as set forth in the Noble Agreements, (j) no new material Contracts have been entered into by Seller or any Provider Company, (k) there have been no changes in the accounting methods utilized by Seller or any Provider Company, (l) there have been no changes in cash management policies of Seller or any Provider Company, (m) neither Seller nor any Provider Company has made any loans to or capital investments in another Person or to any of its members or employees and (n) no bonuses have been paid or have been committed to be paid to any employees of Seller or any Provider Company.
4.5    Compliance with Law. Except as to matters that would not reasonably be expected to have Seller Material Adverse Effect, (a) each of Seller and the Provider Companies is in compliance with Laws applicable to the conduct of the Provider Business as currently conducted or the ownership or use of the Provider Assets, (b) none of the Seller nor any Provider Company has received written notice of any violation of any Laws applicable to the conduct of the Provider Business as currently conducted or the ownership or use of the Provider Assets, and (c) none of the Seller nor any Provider Company are under investigation by any Governmental Authority for potential non-compliance with any Law applicable to the conduct of the Provider Business as currently conducted or the ownership or use of the Provider Assets.

4.6    Legal Proceedings. Except as is set forth on Schedule 4.6 of the Provider Disclosure Schedules, there are no Proceedings pending or, to the Knowledge of Seller, threatened against or by any Provider Party (a) relating to or affecting the Provider Business or Provider Assets or (b) that questions or involves the validity or enforceability of the obligations of Seller under this Agreement or the Transaction Documents or seeks to prevent or delay, or seeks damages in connection with, the consummation of the transactions contemplated by this Agreement.
4.7    Assets.
(a)    Seller has good and valid title to the Provider Assets free and clear of all Liens except (i) such as are set forth on Schedule 4.7 of the Provider Disclosure Schedules that will be released in full at Closing or (ii) for Permitted Liens.
(b)    All the Provider Assets have been maintained in accordance with generally accepted industry practice and are in good operating condition and repair, ordinary wear and tear excepted, and adequate for the purposes for which they are currently being used or held for use.
4.8    Leases. Other than as set forth to the contrary on Schedule 4.8 of the Provider Disclosure Schedules, Seller has and includes, such office and other leases (the “Leases”) as are sufficient to operate the Provider Business as such business is being conducted on the Execution Date. Either Seller or the Provider Companies have fulfilled and performed all the material obligations with respect to Leases and, to the Knowledge of Seller and Seller’s Representatives, no Event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such Leases, except for such revocations, terminations and impairments that would not reasonably be expected to have an Seller Material Adverse Effect.
4.9    Adequacy of Assets. Except as set forth on Schedule 4.9 of the Provider Disclosure Schedules, all of the assets, interests and other rights necessary to own the Provider Assets and conduct the operations of Seller and Provider Companies and carry on the Provider Business in the ordinary course and in substantially the same manner as currently being conducted and consistent with past practice, are owned or leased by Seller and the Provider Companies, except as would not reasonably be expected to have an Seller Material Adverse Effect. The Provider Assets are sufficient and adequate to operate the Provider Business in accordance with good industry practice and in compliance with applicable Laws. There is no deficiency in the Provider Assets or in the current operations of the Seller Companies that could have a Seller Material Adverse Effect. Schedule 4.9 sets forth a list of each Provider Asset necessary to operate the Provider Business which will be assigned to the Provider Companies at Closing.
4.10    Material Contracts.
(a)    Except as set forth on Schedule 4.10 of the Provider Disclosure Schedules, as of the Execution Date, none of the Seller nor any Provider Company are a party to or bound by any Contract used in the Provider Business or included in the Provider Assets that:

(i)    contains any provision or covenant which materially restricts any of Seller or any Provider Company or any Affiliates thereof from engaging in any lawful business activity or competing with any Person or operate at any location, including any preferential rights, rights of first refusal or rights of first offer granted to third parties;
(ii)    o relates to the creation, incurrence, assumption, or guarantee of any indebtedness for borrowed money, liabilities or other obligations by any of Seller or any Provider Company (including so-called take-or-pay or keepwell agreements) or o creates a capitalized lease obligation;
(iii)    is in respect of the formation of any partnership, joint venture or other arrangement or otherwise relates to the joint ownership or operation of the assets owned by any of Seller or any Provider Company or any of their respective Subsidiaries or which requires any such party or any of their respective Subsidiaries to invest funds in or make loans to, or purchase any securities of, another Person;
(iv)    relates to any commodity or interest rate swap, cap or collar agreements or other similar hedging or derivative transactions;
(v)    is a bond, letter of credit, guarantee or security deposit posted (or supported) by or on behalf of any Provider Party or any of their respective Subsidiaries;
(vi)    includes the acquisition of assets or properties or the sale of assets or properties, in each case with a book value in excess of $50,000 (whether by merger, sale of stock, sale of assets or otherwise);
(vii)    involves a sharing of profits, losses, costs or liabilities by any Provider Party or any of their respective Subsidiaries with any other Person;
(viii)    relates as of the Execution Date to o the purchase of materials, supplies, goods, services, equipment or other assets, o the purchase or sale of electrical power, (C) the purchase, sale, transportation or storing of natural gas or the purchase, or storing of, natural gas or the provision of services related thereto or (D) the construction of capital assets, (E) the management of any part or all of the Provider Business or Provider Assets, (F) services provided to or in connection with, the Provider Business, (G) the paying of commissions related to the Provider Business, (H) advertising contracts and (I) other similar types of Contracts of the kind listed in (A) through (H) above, in the cases of clauses (A), (B), (C), (D), (E), (F), (G), and (H) that provides for annual payments by or to Seller or Provider Power or any of their respective Subsidiaries in excess of $50,000;
(ix)    provides for indemnification of one or more Persons by Seller or Provider Power or any of their respective Subsidiaries or the assumption of any Tax or other liability of any Person;

(x)    governs the employment relationship of any employee of Seller or Provider Power or provides for any severance, bonus, retention or other similar payment to any employee;
(xi)    otherwise involves the annual payment by or to Seller or Provider Power or any of their respective Subsidiaries that cannot be terminated on 90 days or less notice without payment by Seller or Provider Power or any of their respective Subsidiaries of any penalty; and
(b)    Seller has made available to Buyer a true and correct copy of each contract required to be disclosed on Schedule 4.10 of the Provider Disclosure Schedules (all such Contracts being referred to as the “Provider Contracts”).
(c)    Each Provider Contract is a valid and binding obligation of Seller or Provider Power or their respective Subsidiaries, and is in full force and effect and enforceable in accordance with its terms against such entity and, to the Knowledge of Seller, the other parties thereto, except, in each case, as enforcement may be limited by Creditors’ Rights, and no defenses, off-sets or counterclaims have been asserted or, to the knowledge of Seller, threatened by any other party thereto nor has any Provider Party or any of their respective Subsidiaries executed any waiver that waives any material rights thereunder.
(d)    None of the Provider Parties or any of their respective Subsidiaries nor, to the Knowledge of Seller, any other party to any Provider Contract is in default or breach in any material respect under the terms of any Provider Contract and no Event has occurred that with the giving of notice or the passage of time or both would constitute a breach or default in any material respect by Seller or Provider Power or any of their respective Subsidiaries or, to the Knowledge of Seller, any other party to any Provider Contract, or would permit termination, modification or acceleration under any Provider Contract.
(e)    None of Seller nor any Provider Company or any of their respective Subsidiaries (i) have received any material prepayment, advance payment, deposits or similar payments, and have no refund obligation, with respect to any electric power, gas or other hydrocarbons purchased, sold or transported by or on behalf of Seller nor any Provider Company or their respective Subsidiaries with respect to the Provider Business; and (ii) none of the Seller nor any Provider Company or any of their respective Subsidiaries have received any material compensation or deposits for the sale of electric power or natural gas which would be subject to any refund or create any repayment obligation by any Provider Company, and to the Knowledge of Seller or Seller’s Representative, there is no basis for a claim that a refund is due with respect to the Provider Business.
4.11    Noble Energy Agreements. The contracts, agreements and undertakings involving any Noble Americas Energy Solutions LLC (“Noble”), on the one hand, and Seller and Provider Companies on the other hand, and all amendments thereto (collectively, the “Noble Agreements”) set forth on Schedule 4.11(a) will be terminated at the Closing Date, and all amounts required to be paid by any Seller and the Provider Companies in connection with such termination will have been paid by Seller at or prior to the Closing. Notwithstanding the foregoing, the Hedges set forth on Schedule 4.11(b) shall remain in full force and effect immediately following the Closing.

4.12    Permits. The Provider Companies have all Permits as are necessary for the ownership and operation of the Provider Business and Provider Assets except for those the failure of which to have would not reasonably be expected to have a Seller Material Adverse Effect.
4.13    Intellectual Property. Schedule 4.13 of the Provider Disclosure Schedules sets forth a true and complete list of all patents, registered trademarks, registered copyrights, trade names, “DBAs” and applications therefor (collectively, “Registered Intellectual Property”) included among the Provider Assets that is material to the operation of the Provider Business. With respect to registered trademarks included among the Registered Intellectual Property, Schedule 4.13 of the Provider Disclosure Schedules sets forth a list of all jurisdictions in which such trademarks are registered or applied for or will be registered or applied for as of the Closing Date, and all registration and application numbers. Except as set forth on Schedule 4.13 of the Provider Disclosure Schedules, the Provider Parties or their respective Subsidiaries own or will own as of the Closing Date, and one or more of the Provider Parties will have as of the Closing Date, the right to use without claim of infringement by any other person, all intellectual property that is material to the operation of the Provider Business as currently conducted. The consummation of the transactions contemplated hereby will not impair or require the consent of any person with respect to any such rights, in each case, except as would not, individually or in the aggregate, have, or reasonably be expected to have, a Seller Material Adverse Effect.
4.14    Taxes. Except as provided in Schedule 4.14,
(a)    All Tax Returns required to be filed with respect to the Provider Business and Provider Assets (taking into account any valid extension of the due date for filing) have been timely filed, all such Tax Returns are complete and correct in all material respects and all Taxes due relating to the Provider Business and Provider Assets have been paid in full.
(b)    No Tax audits or administrative or judicial proceedings are being conducted or are pending with respect to any portion of the Provider Business or Provider Assets.
(c)    All Taxes required to be withheld, collected or deposited by or with respect to the Provider Business have been timely withheld, collected or deposited as the case may be, and to the extent required, have been paid to the relevant taxing authority.
(d)    There are no outstanding agreements or waivers extending the applicable statutory periods of limitation for any material Taxes associated with the ownership or operation of the Provider Business and the Provider Assets for any period.
(e)    None of the Provider Parties is a party to any Tax sharing agreement, Tax indemnity agreement Tax allocation agreement or similar agreement (excluding customary Tax indemnification provisions in commercial Contracts not primarily relating to Taxes).
(f)    None of the Provider Parties has been a party to a transaction that is a “reportable transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(1).

(g)    Except as set forth on Schedule 4.14(g) of the Provider Disclosure Schedules, each Provider Party is currently, and has been since its formation an entity disregarded as separate from its owner for U.S. federal income tax purposes and none of Seller or Provider Power has elected to be treated as a corporation for federal Tax purposes.
(h)    Except as set forth on Schedule 4.14(h) of the Provider Disclosure Schedules, none of the Provider Parties has been a member of or is a successor to an entity that has been a member of an affiliated group filing a consolidated federal income Tax Return or has any liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract, or otherwise.
4.15    Employee Benefits; Employment and Labor Matters.
(a)    Except as set forth on Schedule 4.15(a) of the Provider Disclosure Schedules, none of Seller nor any Provider Company, nor any ERISA Affiliate of any such Party, sponsors, maintains, contributes to or is required to contribute to, or has sponsored, maintained, contributed to or been required to contribute to within the past six years any of the following:
(i)    any “employee benefit plan,” as such term is defined in Section 3(3) of ERISA (including, but not limited to, employee benefit plans, such as foreign plans, which are not subject to the provisions of ERISA) or
(ii)    any material personnel policy, equity-based plan (including, but not limited to, unit option plans, unit purchase plans, unit appreciation rights and phantom unit plans), collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, severance pay or retention plan or arrangement, change in control policy or agreement, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement, consulting agreement, employment agreement or any other employee benefit plan, agreement, arrangement, program, practice or understanding which is not described in Section 4.15(a)(i) (collectively, along with the plans described in Section 4.15(a)(i) above, the “Provider Benefit Plans”).
True, correct and complete copies of each of the Provider Benefit Plans, including all amendments thereto, have been made available to Buyer. Except as identified on Schedule 4.15(a) of the Provider Disclosure Schedules, none of the Provider Benefit Plans are sponsored, maintained or contributed to, or have been sponsored, maintained or contributed to, by any of the Provider Parties.
(b)    Except as disclosed on Schedule 4.15(b) of the Provider Disclosure Schedules and except as to matters that would not reasonably be expected to have an Seller Material Adverse Effect:
(i)    each Provider Benefit Plan has been administered in compliance with its terms, the applicable provisions of ERISA, the Code and all other applicable Laws and the terms of all applicable collective bargaining agreements;

(ii)    there are no actions, suits or claims pending (other than routine claims for benefits) or, to the Knowledge of Seller or either Seller’s Representative, threatened, with respect to any Provider Benefit Plan and no Provider Benefit Plan is under audit or is subject to an investigation by the Internal Revenue Service, the U.S. Department of Labor or any other federal or state Governmental Authority nor, to the Knowledge of Seller or either Seller’s Representative, is any such audit or investigation pending; and
(iii)    each Provider Benefit Plan intended to be qualified under Section 401 of the Code has received a favorable determination letter from the Internal Revenue Service (or has pending or has time remaining in which to file an applicable for such a determination letter) or is the subject of an opinion letter issued by the Internal Revenue Service on which it can rely.
(c)    In connection with the consummation of the transactions contemplated by this Agreement, no payments, acceleration of benefits or provision of other rights have or will be made under the Provider Benefit Plans or otherwise which, in the aggregate, would result in the loss of deduction or the imposition any excise tax under sections 280G and 4999 of the Code, whether or not some other subsequent action or event would be required to cause such payment, acceleration or provision to be triggered.
(d)    Except as disclosed on Schedule 4.15(d) of the Provider Disclosure Schedules, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (whether alone or in conjunction with a subsequent event) will result in the acceleration or creation of any rights of any person to payments or benefits or increases in or funding of any payments or benefits or any loan forgiveness.
(e)    No Provider Benefit Plan is a Multiemployer Plan, Multiple Employer Plan or other pension plan subject to Title IV of ERISA, and no Provider Party nor any ERISA Affiliate of any Provider Party has sponsored or contributed to or been required to contribute to a Multiemployer Plan, Multiple Employer Plan or other pension plan subject to Title IV of ERISA at any time within the previous six (6) years. No Provider Benefit Plan provides compensation or benefits to any employee or service provider who resides or performs services primarily outside of the United States.
(f)    Except as disclosed on Schedule 4.15(f) and except as would not reasonably be expected to result in an Seller Material Adverse Effect, (i) each of the Provider Parties is and has been in compliance with all applicable labor and employment Laws including, without limitation, all Laws, rules, regulations, orders, rulings, decrees, judgments and awards relating to employment discrimination, retaliation, payment of wages, overtime compensation, immigration, recordkeeping, employee leave, occupational health and safety, and wrongful discharge; (ii) no action, suit, complaint, charge, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority, brought by or on behalf of any employee, prospective or former employee or labor organization or other representative of the employees or of any prospective or former employees of any of the Provider Parties is pending or, to the Knowledge of Seller, threatened against any of the Provider Parties, any present or former director or employee (including with respect to alleged sexual harassment, unfair labor practices, discrimination, retaliation or wage practices); and (iii)

none of the Provider Parties is subject to or otherwise bound by, any material consent decree, order, or agreement with, any Governmental Authority relating to employees or former employees of any of the Provider Parties.
(g)    None of the Provider Company is a party to or otherwise subject to any collective bargaining agreements. None of the employees of the Provider Parties is represented by a labor union and, to the Knowledge of Seller, there has not been any effort to organize any of the employees of the Provider Parties in the past five years. There is no labor dispute, strike, work stoppage or other labor trouble against any of the Provider Parties pending or, to the Knowledge of Seller, threatened.
(h)    Neither Seller nor any Provider Company has any employment agreements or commitments regarding employment of any employees who are employed by or otherwise provide services to or on behalf of Seller nor any Provider.
(i)    Schedule 4.15(i) contains a list of all persons who are employees, independent contractors or consultants of either the Seller and the Provider Companies as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; (vi) a description of the fringe benefits provided to each such individual paid for the calendar year 2015 and such amounts payable as of the date hereof; and (vii) any other amounts due and owing to such Person. Except as set forth on Schedule 4.15(i), as of the date hereof, all compensation, including wages, commissions and bonuses, payable to all employees, independent contracts or consultants of any of Seller or any Provider Company for services performed on or prior to the date hereof have been paid in full (or accrued in full in the Provider Financial Statements and will be included Estimated Closing Statement) and there are no outstanding agreements, understandings or commitments of the Companies with respect to any compensation, commissions or bonuses
4.16    Regulatory Status. None of the Seller nor any Provider Company nor any of their respective Subsidiaries is (a) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder or (b) a “holding company,” a “subsidiary company” of a “holding company,” an “affiliate” of a “holding company,” a “public utility” or a “public-utility company,” as each such term is defined in the Public Utility Holding Company Act of 2005. There is no regulatory proceeding in effect or threatened, nor has any regulatory agency made any written or oral communication to Seller, the Provider Companies or either Seller’s Representative that could reasonably be expected to have an adverse effect on the Provider Business.
4.17    Bankruptcy. There are no bankruptcy, reorganization or arrangement proceedings pending against, being contemplated by, or to the Knowledge of Seller or Seller’s Representative, threatened against any of Seller or any Provider Company or any of their respective Subsidiaries.
4.18    Books and Records. The books and records of the Provider Business that are necessary for the ownership and operation of the Provider Business and Provider Assets have been maintained in accordance with prudent industry practice and such books and records have been made available to Buyer. All of the historical and projected financial and operational data provided to Buyer in connection with its due diligence is true and correct in all material respects.
4.19    Change of Control Payments. There are no Change of Control Payments that would be owed resulting from the Closing of the transactions contemplated in the Transaction Documents, except as provided in the Noble Agreements.
4.20    Transactions with Affiliates. Except as set forth on Schedule 4.20, there are no loans, leases or other continuing transactions between Seller, on the one hand, and (i) any officer, director, member, manager or employee of any of Seller or any Provider Company; (ii) any Provider Company; or (iii) any respective family member or Affiliate of such officer, director, member, manager or employee, on the other hand. Except as set forth on Schedule 4.20, no officer, director, manager, employee, family member or Affiliate of any of Seller or any Provider Company or the Seller possesses, directly or indirectly, any financial interest in, or is an owner, director, officer, member, manager, employee or Affiliate of, any corporation, firm, association or business organization that is a client, supplier, distributor, broker, lessor, lessee, sublessor, sublessee or competitor of any of Seller or any Provider Company.
4.21    Insurance. Schedule 4.21 sets forth a list, as of the date hereof, of all insurance policies maintained by either Provider Party (collectively, the “Insurance Policies”). Such Insurance Policies are in full force and effect on the date of this Agreement and all premiums due on such Insurance Policies have been paid. Seller has made available to Buyer accurate and complete copies of all current Insurance Policies, in each case, as amended or otherwise modified and in effect. Except as disclosed on Schedule 4.21, no insurer (a) has denied coverage of any claim pending under any Insurance Policy or (b) has threatened in writing to cancel any Insurance Policy. Except as set forth on Schedule 4.21, there are no claims relating to the business of either Provider Party under any such Insurance Policies as to which coverage has been questioned, denied or disputed. The Insurance Policies are of the type and in amounts customarily carried by Persons conducting a business similar to either the Provider Companies and are sufficient for compliance with all applicable Laws and Contracts to which the Provider Companies are a party or bound.
ARTICLE V
REPRESENTATION AND WARRANTIES OF BUYER
Buyer hereby represents and warrants to Seller as of the Execution Date and the Closing Date as follows:
5.1    Organization; Qualification. Buyer is duly formed, validly existing and in good standing under the laws of its state of organization and has full limited liability company power and authority to own and hold the properties and assets it now owns and holds and to carry on its business as and where such properties are now owned or held and such business is now conducted. Buyer is duly licensed or qualified to do business as a limited liability company (either foreign or domestic) and is in good standing in the states in which the character of the properties and assets now owned or held by it or the nature of its businesses now conducted by it requires it to be so licensed or qualified, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Buyer Material Adverse Effect.
5.2    Authority; Enforceability.
(f)    Buyer has the requisite limited liability company power and authority to execute and deliver the Transaction Documents to which it is, or will be, a party, to consummate the transactions contemplated thereby and to perform all the terms and conditions thereof to be performed by it. The execution and delivery by Buyer of the Transaction Documents to which it is, or will be, a party, the consummation by Buyer of the transactions contemplated thereby and the performance by Buyer of all of the terms and conditions thereof to be performed by it has been duly and validly authorized by Buyer, and no other proceedings on the part of Buyer is necessary to authorize the Transaction Documents to which it is, or will be, a party, to consummate the transactions contemplated by the Transaction Documents to which it is, or will be, a party or to perform all of the terms and conditions thereof to be performed by it.
(g)    The Transaction Documents to which Buyer is, or will be, a party have been (or will be, when executed and delivered at the Closing) duly executed and delivered by Buyer and, assuming the due authorization, execution and delivery by the other parties thereto, each Transaction Document to which Buyer is, or will be, a party constitutes (or will constitute, when executed and delivered at the Closing) the valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by Creditors’ Rights.
5.3    Non-Contravention. Except as set forth on Schedule 5.3 of the Buyer Disclosure Schedules, the execution, delivery and performance of the Transaction Documents to which Buyer is, or will be, a party and the consummation by Buyer of the transactions contemplated thereby does not and will not: § conflict with, or require the consent of any Person under, or result in any breach of, any provision of the Organizational Documents of Buyer; § conflict with, or require the consent of any Person under, or constitute a default (or an Event that with the giving of notice or passage of time or both would give rise to a default) or cause any obligation under, or give rise to any right of termination, cancellation, amendment, preferential purchase right or acceleration (with or without the giving of notice, or the passage of time or both) under any of the terms, conditions or provisions of any Contract to which Buyer or any of its Subsidiaries is a party or by which any property or asset of Buyer or any of its Subsidiaries is bound or affected; § assuming compliance with the matters referred to in Section 5.3, conflict with or violate any Law to which Buyer or any of its Subsidiaries is subject or by which any property or asset of Buyer or any of its Subsidiaries is bound; § constitute (with or without the giving of notice or the passage of time or both) an Event which would result in the creation of, or afford any Person the right to obtain, any Lien (other than Permitted Liens) on any asset of Buyer; or § result in the revocation, cancellation, suspension, or material modification, individually or in the aggregate, of any Contract or Governmental Approval that is necessary or desirable for the ownership, lease or operation of Buyer as now conducted, except, in the cases of clauses (c), (d), and (e), for such defaults or rights of termination, cancellation, amendment, acceleration, violations or Liens as would not reasonably be expected to have a Buyer Material Adverse Effect or to prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents to which Buyer is, or will be, a party or to materially impair Buyer’s ability to perform its obligations under the Transaction Documents to which it is, or will be, a party.
5.4    Governmental Approvals. Except as set forth on Schedule 5.4 of the Buyer Disclosure Schedules, no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Governmental Authority, is necessary for • the consummation by Buyer of the transactions contemplated by the Transaction Documents to which it is, or will be, a party or • the enforcement against Buyer of its obligations under the Transaction Documents except in the cases of clauses (i) and (ii), other than such declarations, filings, registrations, notices, authorizations, consents or approvals that have been obtained or made or that would in the ordinary course be made or obtained after the Closing, or which, if not obtained or made, would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents to which Buyer is, or will be, a party or to materially impair Buyer’s ability to perform its obligations under the Transaction Documents to which it is, or will be, a party.
5.5    Legal Proceedings. Except as set forth on Schedule 5.5 of the Buyer Disclosure Schedules, there are no Proceedings pending or, to the Knowledge of Buyer, threatened against or by Buyer, that questions or involves the validity or enforceability of the obligations of Buyer under this Agreement or the other Transaction Documents or seeks to prevent or delay, or seeks damages in connection with, the consummation of the transactions contemplated by this Agreement.
5.6    Brokers’ Fee. Except as set forth on Schedule 5.6 of the Buyer Disclosure Schedules, neither Buyer nor any of its Affiliates has entered (directly or indirectly) into any agreement with any broker, investment banker, financial advisor or other Person that would obligate Buyer or any of its Affiliates to pay any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or the transactions contemplated herein.
5.7    Bankruptcy. There are no bankruptcy, reorganization or arrangement proceedings pending against, being contemplated by, or to the knowledge of Buyer, threatened against Buyer or any of its Subsidiaries.
ARTICLE VI
COVENANTS OF THE PARTIES
6.1    Conduct of Provider Business.
(h)    From the Execution Date through the Closing, except (i) as expressly permitted or required by the terms of this Agreement, (ii) as described in Schedule 6.1(a) of the Provider Disclosure Schedules, (iii) as required by applicable Law or (iv) as consented to or approved in writing by Buyer (which shall not be unreasonably withheld, conditioned or delayed), Seller and each Provider Company shall, and shall cause their respective Subsidiaries to:
(xii)    conduct the Provider Business in the ordinary course of business consistent with past practice, including with respect to any Hedging activities;

(xiii)    use all Reasonable Efforts to preserve intact their goodwill and relationships with customers, suppliers and others having business dealings with them with respect thereto;
(xiv)    maintain the tangible assets used in the operation of the Provider Business in good working order and condition as of the Execution Date, ordinary wear and tear excepted;
(xv)    maintain and preserve the business and operations of the Provider Business in the ordinary course of business consistent with past practice;
(xvi)    comply in all material respects with all applicable material Laws relating to the Provider Business;
(xvii)    use all Reasonable Efforts to maintain in full force without interruption its present insurance policies or comparable insurance coverage relating to the Provider Business;
(xviii)    file on a timely basis all material notices, reports or other filings necessary or required for the continued operation of the Provider Business to be filed with or reported to any Governmental Authority; and
(xix)    file on a timely basis all complete and accurate applications or other documents necessary to maintain, renew or extend any permit, variance or any other approval required by any Governmental Authority necessary or required for the continuing operation of the Provider Business in all material respects, whether or not such approval would expire before or after Closing.
(i)    Without limiting the generality of Section 6.1(a), and except as described in Schedule 6.1(b) of the Provider Disclosure Schedules or as expressly permitted or required by the terms of this Agreement, or consented to or approved in writing by Buyer (which shall not be unreasonably withheld, conditioned or delayed), from the Execution Date until the Closing or termination of this Agreement as provided in Section 9.1, Seller’s Representatives, Seller and the Provider Companies shall not, and shall not authorize or permit any Subsidiary to:
(i)    make any material change or amendment to the Organizational Documents of any of Seller or any Provider Company;
(ii)    waive any rights or benefits held by Seller attributable to Seller’s ownership of the Provider Interests that would be binding on Buyer or its ownership of the Provider Interests after the Closing;
(iii)    make any material change to the Tax methods, principles or elections, book accounting procedures, practices and methods of any of Seller or any Provider Company;

(iv)    split, combine or reclassify any Provider Interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, the Provider Interests;
(v)    with respect to the Provider Companies, issue, deliver, sell, pledge or dispose of, or authorize the issuance, delivery, sale, pledge or disposition of, any (A) Interests, (B) debt securities having the right to vote on any matters on which holders of capital stock or members or partners of the same issuer may vote or (C) securities convertible into or exercisable for, or any rights, warrants, calls or options to acquire, any such securities;
(vi)    sell, mortgage, pledge, create a security interest in, dispose of, or otherwise encumber the Provider Interests;
(vii)    cause any of Seller or any Provider Company to merge with, or into, or consolidate with, any other Person;
(viii)    make any material change in the conduct of the Provider Business;
(ix)    terminate or amend or otherwise modify in any material respect any Provider Contract or any other Contract included in the Provider Business, except in the ordinary course of business consistent with past practice;
(x)    mortgage, pledge, create a security interest in, dispose of, or otherwise encumber any portion of the properties, Contracts or other assets owned by any Provider Party (other than Permitted Liens);
(xi)    permit any portion of the properties, Contracts or other assets owned by any Provider Party to become subject to any Lien, other than Permitted Liens;
(xii)    enter into any Contract with Seller or either of the Provider Parties’ officers, directors or employees or any Affiliate of the foregoing;
(xiii)    sell any properties, Contracts or other assets owned by any Provider Party;
(xiv)    (A) settle any claims, demands, lawsuits or state or federal regulatory Proceedings with respect to the Provider Business for damages to the extent such settlements assess damages in excess of $10,000 in the aggregate (other than any claims, demands, lawsuits or proceedings to the extent insured (net of deductibles), reserved against in the Provider Financial Statements or covered by an indemnity obligation not subject to dispute or adjustment from a solvent indemnitor) or (B) settle any claims, demands, lawsuits or state or federal regulatory Proceedings seeking an injunction or other equitable relief where such settlements would have or would reasonably be expected to materially impair the Provider Business or the operation thereof;
(xv)    take any action with respect to or in contemplation of any liquidation, dissolution, recapitalization, reorganization, or other winding up;

(xvi)    enter into or amend any employment, severance, retention, change of control or other similar agreement with any employee of any of Seller or any Provider Company;
(xvii)     make any cash or non-cash distributions to any equity owner in of Seller or any Provider Company, including the Seller, or any of their respective Affiliates or related parties; or
(xviii)    commit or agree to do any of the foregoing.
6.2    Notice of Certain Events. From and after the Execution Date until the earlier to occur of (a) the Closing Date and (b) the termination of this Agreement pursuant to Section 9.1, to the extent it has Knowledge, each Party shall promptly notify the other Parties of (i) the occurrence, or non-occurrence, of any Event that would be likely to cause any condition to the obligations of any Party to effectuate the transactions contemplated in this Agreement and the Transaction Documents not to be satisfied or (ii) the failure of any Party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement that would reasonably be expected to result in any condition to the obligations of the other Party to the transactions contemplated in this Agreement and the Transaction Documents not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 6.2 shall not cure the inaccuracy of any representation or warranty, the failure to comply with any covenant, the failure to meet any condition or otherwise limit or affect the remedies available hereunder to the Party receiving such notice; provided, further, that the failure to comply with this Section 6.2 shall not result in the failure of any of the conditions to the Closing in Article VII to be satisfied, or give rise to any right to terminate this Agreement under Section 9.1, if the underlying Event would not in and of itself give rise to such failure or right.
6.3    Access to Information; Confidentiality.
(a)    From the Execution Date until the Closing Date, Seller shall, and shall cause each of the Provider Parties to, (i) give Buyer and its Affiliates, and their respective Representatives reasonable access to the offices, properties, books and records of each Provider Party, in each case during normal business hours and (ii) furnish to Buyer and its Representatives such financial and operating data and other information relating to each Provider Party as such Persons may reasonably request, subject to Buyer’s and its Representatives’ compliance with applicable Law governing the use of such information. Notwithstanding the foregoing provisions of this Section 6.3, no Provider Party shall be required to, or to cause any Provider Party to, grant access or furnish information to Buyer or any of its Representatives to the extent that such information is subject to an attorney/client or attorney work product privilege or that such access or the furnishing of such information is prohibited by law or an existing contract or agreement. To the extent practicable, each Provider Party shall make reasonable and appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.
6.4    Expenses.
(a)    Except as otherwise provided for in this Agreement, (i) Buyer shall pay all costs and expenses incurred by it in connection with the Transaction Documents and the transactions contemplated thereby and (ii) Seller shall pay all costs and expenses incurred by it and Seller’s Representatives in connection with Transaction Documents and the transactions contemplated thereby.
(b)    Notwithstanding any of the foregoing, if any action at law or equity is necessary to enforce or interpret the terms of the Transaction Documents, the prevailing Party shall be entitled to reasonable attorneys’ fees and expenses in addition to any other relief to which such Party may be entitled.
6.5    All Reasonable Efforts.
(c)    Subject to the terms and conditions of this Agreement, each of the Parties shall use all Reasonable Efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the transactions contemplated by the Transaction Documents. Without limiting the generality of the foregoing, each Party shall use all Reasonable Efforts to timely obtain all authorizations, consents and approvals of all third parties necessary in connection with the consummation of the transactions contemplated by the Transaction Documents prior to the Closing. The Parties will coordinate and cooperate with each other in exchanging such information and assistance as any of the Parties may reasonably request in connection with the foregoing. Seller, the Provider Companies and Buyer shall use all Reasonable Efforts to promptly and timely negotiate in advance of Closing a termination agreement relating to the Noble Agreements (the “Noble Termination Agreement”) in a form satisfactorily agreed upon by Seller, the Provider Companies, Buyer and Noble.
6.6    Public Statements. The Parties shall consult with each other prior to issuing any public announcement, statement or other disclosure with respect to the Transaction Documents or the transactions contemplated thereby and neither Seller nor Buyer shall, and Seller and Buyer shall cause their respective Affiliates not to, issue any such public announcement, statement or other disclosure without having first obtained approval of the contents thereof by the non-issuing Parties; provided, however, that any of Seller or Buyer or their respective Affiliates may make any public disclosure without first so consulting with or notifying the other Party or Parties or obtaining consent to the contents thereof if such disclosing Party reasonably believes that it is required by Law or a national securities exchange to do so.
6.7    No Solicitation. Prior to the earlier of the Closing or the termination of this Agreement, Seller shall not, nor permit its Affiliates or its Representatives to, directly or indirectly, (a) discuss, encourage, negotiate, undertake, initiate, authorize, recommend, propose or enter into, any transaction involving any sale, lease, license, exchange, mortgage, transfer or other disposition, in a single transaction or series of related transactions, of all or a portion of the Provider Business or the membership interest in Seller or any Provider Company, whether by merger, consolidation, business combination, purchase or sale of equity interests or other securities, reorganization or recapitalization, loan, issuance of equity interests or other securities or any other transaction, except for the transactions contemplated by the Transaction Documents (“Provider Acquisition Transaction”), (b) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Provider Acquisition Transaction, (c) furnish or cause to be furnished, to any Person, any information concerning the Provider Business in connection with an

Provider Acquisition Transaction or (d) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing. Upon the execution of this Agreement, Seller shall, and shall cause its Affiliates and its Representatives to, immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Buyer) conducted heretofore with respect to any Provider Acquisition Transaction.
6.8    Tax Matters.
(f)    Transfer Taxes. Fifty percent (50%) of all transfer, stamp, documentary, sales, use, registration, value-added and other similar Taxes incurred in connection with the transfer, conveyance and delivery of the membership interests in the Provider Companies (the “Transfer Taxes”) shall be borne by Seller, and the remainder of such Transfer Taxes shall be borne by Buyer. Notwithstanding anything to the contrary in this Section 6.8, any Tax Returns that must be filed in connection with Transfer Taxes shall be prepared and filed when due by the Party primarily or customarily responsible under the applicable local law for filing such Tax Returns, and such Party will use all Reasonable Efforts to provide such Tax Returns to the other Party at least ten days prior to the due date for such Tax Returns. Upon the filing of Tax Returns in connection with Transfer Taxes, the filing Party shall provide the other Party with evidence satisfactory to the other Party that such Transfer Taxes have been filed and paid.
(g)    Tax Indemnification. Subject to the other limitations in this Article VI, the Seller and Seller’s Representatives shall jointly and severally indemnify each Provider Company, Buyer and each Affiliate of Buyer and hold them harmless from and against, any Loss attributable to (i) any and all Taxes imposed on any Provider Company or for which either Provider Party may otherwise be liable for any Pre-Closing Date Tax Period, (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which any Provider Party (or any predecessor) is or was a member on or prior to the Closing Date, (iii) any and all Taxes of any person imposed on Buyer or any Provider Company as a transferee or successor, by contract or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Closing and (iv) any Taxes arising from the sale of the Provider Interests and the transactions contemplated thereby, including all transfer-related Taxes provided in Section 6.8(a).
(h)    Straddle Period. In the case of any taxable period that includes (but does not end on) the Closing Date (“Straddle Period”), the amount of any Taxes based on or measured by income, receipts or payroll of any Provider Company for the Pre-Closing Date Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date, and the amount of other Taxes of such Provider Company for a Straddle Period relating to the Pre-Closing Date Tax Period shall be deemed to be the amount of such Tax for the period running from January 1, 2016 to the Closing Date. All other Taxes for periods thereafter shall be the sole and exclusive responsibility of the Buyer. Responsibility for Filing Tax Returns and Paying Taxes. Seller shall prepare and timely file or cause to be prepared and timely filed at its sole cost and expense all Tax Returns required to be filed by or with respect to the Provider Companies for the period ending on or before the Closing Date that are filed after the Closing Date and Seller shall be responsible for, and shall cause to be fully paid to the appropriate Governmental Authority, the amount of Taxes shown as payable with respect to such Tax Returns. Such Tax Returns shall be prepared on a basis consistent with past practice except to the extent otherwise required by applicable Law. Not later than fifteen (15) days prior to the due date for filing such Tax Returns, Seller shall provide Buyer with a copy of such Tax Returns for review and comment and shall make such revisions to such Tax Returns as reasonably requested. Buyer shall prepare and file or cause to be prepared and filed all other Tax Returns for the Provider Companies that are filed after the Closing Date, including Tax Returns for the Straddle Period. Upon request from Buyer, which shall be no earlier than fifteen (15) days before the due date for such a Tax Return, the Seller shall pay Buyer within seven (7) days thereafter the amount of Taxes owed by the Seller based on its obligations under Section 6.8(b), including the Seller’s share of the Taxes for such Straddle Period, as determined in Section 6.8(c). Each of the Parties shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.
(i)    Responsibility for Tax Audits and Contests. Seller shall control any audit or contest with respect to Taxes for a period ending on or before the Closing Date and Buyer shall control any other audit or contest, including those relating to a Straddle Period; provided further, that, with respect to a Straddle Period, Buyer shall allow the Seller to participate at their own cost and expense. The Party in control of an audit or controversy shall keep the other Party informed of the status of the audit or controversy (including providing copies of correspondence and pleadings). Neither Buyer nor the Seller shall settle any audit or contest in a way that would adversely affect the other Party without the other Party’s written consent, which the other Party shall not unreasonably withhold. Buyer and the Seller shall each provide the other with all information reasonably necessary to conduct an audit or contest with respect to Taxes.
(j)    Tax Sharing Agreements. All tax-sharing agreements or similar agreements with respect to or involving any of the Provider Companies shall be terminated as of the Closing Date and, after the Closing Date, none of the Seller nor any Provider Company shall be bound thereby or have any liability thereunder.
(k)    Tax Treatment and Allocations. With the Provider Companies treated as “disregarded entities” for U.S. federal income Tax purposes, each of the Parties hereby agrees that the purchase and sale of the Provider Interests under this Agreement is properly treated as a taxable purchase of the underlying assets of the Seller for federal income Tax purposes. The Parties further agree to prepare and file or cause to be prepared and filed all Tax Returns in all respects and for all purposes consistent with such Tax treatment. No Party shall take any position (whether in audits, Tax Returns or otherwise) that is inconsistent with such Tax treatment. Since the transaction is treated as an acquisition of assets, the Parties agree that the Base Consideration, as adjusted, and the liabilities of the Provider Parties (plus other relevant items) will be allocated to the assets of the Provider Parties in a manner consistent with the fair market values set forth in the Base Consideration Allocation Schedule. Within ninety (90) days after the Closing, Buyer shall provide Seller with a proposed allocation of the Base Consideration (and any other items constituting consideration paid by Buyer or received by Seller in connection with the disposition of the membership interests) among the assets of the Provider Parties (“Base Consideration Allocation Schedule”).  If Seller disputes any amount reflected on the Base Consideration Allocation Schedule, Seller shall notify Buyer in writing of their objections in reasonable detail on or before the thirtieth (30th) day after Buyer’s delivery to Seller of the Base Consideration Allocation Schedule.  If Seller so objects, and if the Parties have not agreed on a resolution of those objections, then within twenty (20) days after the forty-fifth (45th) day following the delivery of Seller’s notice of objection pursuant to this Section 6.8(g), Buyer or Seller may require that the dispute components of the Base Consideration Allocation Schedule be resolved by an Independent Accountant in the same manner as provided in Section 2.4(c).  The costs and expenses of the Independent Accountant shall be shared between Buyer and Seller. The Parties shall use their reasonable efforts to cause the Independent Accountant to render a written decision resolving the matter within twenty (20) days following submission thereof.  The Base Consideration Allocations Schedule, as agreed upon by the Parties or the Independent Accountant will be used by Buyer and Seller as the basis for reporting asset values and other items for all purposes (including financial accounting and Tax purposes) (including any Tax Returns required to be filed under Section 1060(b) of the Code and the Treasury Regulations thereunder).  Buyer and Seller shall not assert, in connection with any audit or other proceeding with respect to Taxes, (i) any asset values or other items inconsistent with the allocations set forth on the Base Consideration Allocation Schedule hereto or (ii) any position inconsistent with the tax treatment provided herein. The Parties shall file all Tax Returns, including, in the case of Buyer, IRS Form 8594, in a manner consistent with such values, and no Party shall take any position in any Tax Return that is inconsistent with the Base Consideration Allocation Schedule, as adjusted, unless required to do so by a final determination as defined in Section 1313 of the Code. The Parties agree to promptly advise each other regarding the existence of any Tax audit, controversy or litigation related to the tax treatment of this transaction or the Base Consideration Allocation Schedule, as mutually agreed upon.
(l)    Conclusion of Fieldwork on Sales and Use Tax Review. Seller shall use all Reasonable Efforts to assist Experis in the finalization of its field work and the issuance of its report in connection with its review of the sales and use tax exposure of the Provider Companies.
(m)    Conflict. In the event of a conflict between the provisions of this Section 6.8 and any other provision of this Agreement, this Section 6.8 shall control.
6.9    Termination of Related Party Transactions. Except for the Contracts listed in Schedule 6.9, Seller shall cause all Contracts or other arrangements between Seller, any Affiliate of Seller, any Seller’s Representative or any of their Affiliates and officers, directors and employees thereof, on the one hand, and any Provider Company, on the other hand (including the transactions set forth on Schedule 4.20 and any amounts due to/from affiliates on the Provider Financial Statements), to be terminated on or prior to the Closing without any loss, liability or expense of any Provider Company paid or remaining thereunder, except for the Transaction Documents.
6.10    Amendments to Schedules. Each Party may, prior to the Closing Date, deliver to the other Parties modifications, changes or updates to such Party’s Disclosure Schedules in order to disclose or take into account facts, matters or circumstances which arise or occur between the

Execution Date and the Closing Date and which, if existing or occurring as of the Execution Date, would have been required to be set forth or described in such Disclosure Schedules. No updated information provided to the Parties in accordance with this Section 6.10 shall be deemed to cure any breach of a representation, warranty or covenant made in this Agreement for any purpose, including with respect to Section 7.2(a), 7.2(b), 7.3(a), 7.3(b) or Article X.
6.11    Resignations. At or prior to the Closing, Seller shall cause the officers and directors of the Provider Companies set forth on Schedule 6.11 of the Provider Disclosure Schedules to resign or be removed from such positions.
6.12    Release of Liens. Prior to, or concurrently with, the Closing, Seller shall have obtained and provided to Buyer releases of any Liens on Seller or any Provider Company and all or any portion of the Provider Business, including the Contracts, except for Permitted Liens, without any post-Closing liability or expense to the Provider Business or Buyer and shall provide proof of such releases and payment in full in a form and substance reasonably acceptable to Buyer at the Closing.
6.13    Delivery of Audited Financial Statements. Prior to Closing, Seller shall have completed and delivered to Buyer an audit performed by a certified public accountant for the Provider Annual Financial Statements for each of the Provider Companies as of and for the period ended December 31, 2015 with an unqualified opinion in each audit.

ARTICLE VII
CONDITIONS TO CLOSING
7.1    Conditions to Obligations of all Parties. The respective obligations of each Party to consummate the Closing is subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any one or more of which may be waived in writing, in whole or in part, as to a Party by such Party (in such Party’s sole discretion):
(h)    Governmental Filings and Consents. All necessary and material filings with and consents of any Governmental Authority required for the consummation of the transactions contemplated in this Agreement shall have been made and obtained, other than those that are customarily obtained after Closing and all waiting periods with respect to filings made with Governmental Authorities in contemplation of the consummation of the transactions described herein shall have expired or been terminated.
(i)    Legal Constraints. No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any Governmental Authority, or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect.
7.2    Conditions to Obligations of Buyer. The obligation of Buyer to consummate the Closing is subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any one or more of which may be waived in writing, in whole or in part, by Buyer (in Buyer’s sole discretion):
(b)    Representations and Warranties of Seller. • The representations and warranties of Seller contained in Section 3.1, Section 3.2, Section 3.3, Section 3.4, Section 3.5, Section 3.7, Section 4.1, Section 4.2, and Section 4.14 (the “Seller Fundamental Representations”) shall be true and correct in all respects as of the Execution Date and the Closing Date with the same effect as though made at and as of the Closing (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), and • the other representations and warranties of Seller made in this Agreement shall be true and correct (without regard to qualifications as to materiality, any Seller Material Adverse Effect or any Seller Material Adverse Effect contained therein) as of the Execution Date and the Closing Date with the same effect as though made at and as of the Closing (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except in the case of clause (ii) where the failure of the representations and warranties to be true and correct would not reasonably be expected to have an Seller Material Adverse Effect.
(c)    Performance by Seller. Seller shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Seller on or prior to the Closing Date.
(d)    Financing.  Buyer shall have obtained financing on commercially reasonable terms that is acceptable to Buyer; provided that, Buyer shall be entitled to exercise its right to terminate this Agreement or otherwise rely on this condition until June 1, 2016, after which time such condition shall be waived.
(e)    Noble Agreements.  The Noble Agreements that are set forth on Schedule 4.11(a) shall have been terminated and the costs associated with such termination shall have been paid in full by either Seller or the Provider Companies and the Hedges set forth on Schedule 4.11(b) shall remain in full force and effect immediately following the Closing. Seller, the Provider Companies and Buyer shall have entered into the Noble Termination Agreement.
(f)    Closing Deliverables. Seller shall have delivered or caused to be delivered all of the closing deliveries set forth in Section 8.2 and the other documents contemplated by this Agreement.
(g)    Seller Material Adverse Effect. Since the Execution Date, there shall not have occurred any Event or Events which has had, or could be reasonably expected to have, individually or in the aggregate, a Seller Material Adverse Effect.
(h)    Assignment of Assigned Assets. The Provider Assets shall have been assigned to the Provider companies pursuant to an assignment agreement in substantially in the form attached hereto as Exhibit G (the “Asset Assignment Agreement”).
(i)    Lease of Rodman Road Property. The Provider Companies shall have entered into a lease with Emerald Holdings, LLC for the real property located at 306 Rodman Road, Auburn,

Maine on the terms set forth on Exhibit H (the “Premises Lease”) and in a form satisfactory to Buyer and Seller.
(j)    Execution of Joint Defense Agreement. Seller and the Provider Companies shall have entered into a joint defense agreement to provide for the pursuit of an appellate claim by Seller at its sole risk, cost and expense as to the amount of damages in the litigation matter described in Schedule 3.6 between the Provider Companies and Freedom Logistics, LLC (the “Freedom Logistics Litigation”) in a form reasonably satisfactory to Buyer and Seller.
7.3    Conditions to Obligations of Seller. The obligation of Seller to consummate the Closing is subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any one or more of which may be waived in writing, in whole or in part, by Seller (in their sole discretion):
(c)    Representations and Warranties of Buyer. • The representations and warranties of Buyer contained in Section 5.1, Section 5.2, Section 5.3(a) and Section 5.4 (the “Buyer Fundamental Representations”) shall be true and correct in all respects as of the Execution Date and the Closing Date with the same effect as though made at and as of the Closing (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), and • the other representations and warranties of Buyer made in this Agreement shall be true and correct (without regard to qualifications as to materiality or any Buyer Material Adverse Effect contained therein) as of the Execution Date and the Closing Date with the same effect as though made at and as of the Closing (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except in the case of clause (ii) where the failure of the representations and warranties to be true and correct would not reasonably be expected to have a Buyer Material Adverse Effect.
(d)    Performance. Buyer shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Buyer on or prior to the Closing Date.
(e)    Closing Deliverables. Buyer shall have delivered or caused to be delivered all of the closing deliveries set forth in Section 8.3 and the other documents contemplated by this Agreement.
(f)    Noble. Noble shall have approved the transaction contemplated herein and shall have agreed to execute the Noble Termination Agreement.
(g)    Execution of Joint Defense Agreement. Seller and Provider Companies shall have entered into a joint defense agreement to provide for the pursuit of an appellate claim by Seller at its sole risk, cost, and expense as to the amount of damages in the Freedom Logistics Litigation in a form reasonably satisfactory to Buyer and Seller.
ARTICLE VIII
CLOSING

8.1    Closing. Subject to the terms and conditions of this Agreement and unless otherwise agreed in writing by the Parties, the closing (the “Closing”) of the transactions contemplated by this Agreement will be held at the offices of Buyer, 12140 Wickchester Lane, Suite 100, Houston, Texas 77079 at 9:00 a.m., Houston, Texas time on the date that is three (3) Business Days immediately following the date of fulfillment or waiver (in accordance with the provisions hereof) of the last to be fulfilled or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be fulfilled at the Closing, but subject to the fulfillment or waiver of such conditions) or such other date, place and time as may be mutually agreed upon by the Parties. The date on which the Closing occurs is referred to as the “Closing Date.” In all events, the Closing must occur not later than the Termination Date. Time is of the essence.
8.2    Deliveries by Seller. At or before the Closing, Seller will deliver (or cause to be delivered) the following:
(h)    To Buyer:
(i)    a counterpart to that certain assignment of the Provider Interests to Buyer, dated as of the Closing Date (the “Provider Interests Assignment”), substantially in the form of Exhibit B attached hereto, duly executed by Seller;
(ii)    a counterpart to that certain non-competition and non-solicitation agreement of Seller and each Seller’s Representative in favor of Buyer and the Provider Companies in substantially the form attached as Exhibit E signed by Seller, Dean and Clavet;
(iii)    A counterpart to the Noble Termination Agreement executed by the Seller, Noble and the Provider Companies;
(iv)    the written resignations of the officers and managers of the Provider Companies set forth on Schedule 6.11 of the Provider Disclosure Schedules effective as of Closing;
(v)    A counterpart to the Asset Assignment Agreement duly executed by Provider Power, LLC as owner of the Provider Assets;
(vi)    A fully executed copy of the Premises Lease duly executed by Emerald Holdings, LLC on the one hand and the Provider Companies on the other hand duly assigned to the Buyer and assumed by Buyer, incorporating such amendments as the Buyer and Seller shall mutually agree upon;
(vii)    releases of Liens, other than Permitted Liens, evidencing the discharge and removal of all Liens on Seller and the Provider Companies and the Provider Business (including all Liens associated with or arising under the Noble Indebtedness, including all tangible and intangible assets of Provider and all Provider Contracts and other contracts, if any, other than Permitted Liens;

(viii)    all books and records relating to the Provider Companies, the Provider Business (including books of account, Tax returns and supporting work papers, Contract files and the like relating to the Provider Companies and the Provider Business) that are in the possession of Seller or the Provider Parties;
(ix)    an executed statement described in Treasury regulations section 1.1445-2(b)(2) certifying that Seller is neither a disregarded entity nor a foreign person within the meaning of the Code and the Treasury regulations promulgated thereunder;
(x)    a closing certificate, dated as of the Closing Date, duly executed by a Responsible Officers of Seller, certifying that to such officer’s Knowledge, the conditions set forth in Section 7.2(a) and Section 7.2(b), in each case with respect to Seller, have been satisfied;
(xi)    an officer’s certificate, dated as of the Closing Date, duly executed by a Responsible Officer of Seller, certifying as to and attaching (i)  Unanimous Written Consent of the sole member of Seller authorizing the execution and delivery of this Agreement and the transactions contemplated hereby and (ii) the incumbency of the officers authorized to execute this Agreement on behalf of Seller;
(xii)    certificates from the Secretary of State of Maine and each other State in which each of the Provider Companies conducts business evidencing that Seller, and such Provider Company each is in good standing in such States, as applicable;
(xiii)    a fully executed joint defense agreement between Seller and the Provider Companies addressing the Freedom Logistics Litigation in accordance with Section 7.2(i) and 7.3(e); and
(xiv)    such other documents, certificates and other instruments as may be reasonably requested by Buyer prior to the Closing Date to carry out the intent and purposes of this Agreement.
8.3    Deliveries by Buyer.
(d)    To Seller:
(xx)    the Adjusted Cash Consideration, by wire transfer of immediately available funds to the account specified by Seller;
(xxi)    a counterpart to the Provider Interests Assignment, duly executed by Buyer;
(xxii)    a counterpart to that certain non-competition and non-solicitation agreement of Seller and Seller’s Representatives in favor of Buyer and the Provider Companies in substantially the form attached as Exhibit E signed by Buyer and the Provider Companies;
(xxiii)    A counterpart to the Noble Termination Agreement executed by Buyer.

(xxiv)    a closing certificate, dated as of the Closing Date, duly executed by a Responsible Officer of Buyer, certifying that to such officer’s Knowledge, the conditions set forth in Section 7.3(a) and Section 7.3(b), in each case with respect to Buyer, have been satisfied;
(xxv)    an officer’s certificate, dated as of the Closing Date, duly executed by a Responsible Officer of Buyer, certifying as to and attaching (i) Unanimous Written Consent of the sole member of Buyer authorizing the execution and delivery of this Agreement and the transactions contemplated hereby and (ii) the incumbency of the officers authorized to execute this Agreement on behalf of Buyer;
(xxvi)    an executed statement described in Treasury regulations section 1.1445-2(b)(2) certifying that Buyer is neither a disregarded entity nor a foreign person within the meaning of the Code and the Treasury regulations promulgated thereunder;
(xxvii)    certificates from the Secretary of State of Delaware evidencing that Buyer, is in good standing in the State of Delaware;
(xxviii)    An Assignment and Assumption of the Premises Lease whereby the Buyer agrees to assume, and the Seller agrees to assign, said Lease, incorporating such amendments as the Buyer and Seller shall mutually agree upon;
(xxix)    A fully executed joint defense agreement between Seller and the Provider Companies addressing the Freedom Logistics Litigation in accordance with Section 7.2(i) and 7.3(e).
(xxx)    such other documents, certificates and other instruments as may be reasonably requested by Buyer prior to the Closing Date to carry out the intent and purposes of this Agreement.
ARTICLE IX
TERMINATION RIGHTS
9.1    Termination Rights. This Agreement may be terminated at any time prior to the Closing as follows:
(i)    By mutual written consent of the Parties;
(j)    By any Party if any Governmental Authority of competent jurisdiction shall have issued a final and non-appealable order, decree or judgment prohibiting the consummation of the transactions contemplated by the Transaction Documents;
(k)    By any Party in the event that the Closing has not occurred on or prior to July 1, 2016 (the “Termination Date”); provided, however, that (i) Buyer may not terminate this Agreement pursuant to this Section 9.1(c) if such failure of the Closing to occur is due to the failure of Buyer to perform and comply in all material respects with the covenants and agreements to be performed or complied with by Buyer under this Agreement; (ii) Seller may not terminate this Agreement pursuant to this Section 9.1(c) if such failure of the Closing to occur is due to the failure of Seller to perform and comply in all material respects with the covenants and agreements to be performed or complied with by Seller under this Agreement; and (iii) either Party may extend the Termination Date for one additional thirty (30) day period until August 1, 2016 in the event that a closing condition has not been met as of July 1, 2016 so long as such Party is acting in good faith and using commercial reasonable efforts to effect the Closing, identifies the contingency which has not been met in writing to the other Party, together with an explanation of why that contingency has not been met and what efforts have been made and will be made toward satisfaction of said contingency;
(l)    By Buyer if there shall have been a breach or inaccuracy of Seller’s representations and warranties in this Agreement or a failure by Seller to perform its covenants and agreements in this Agreement, in any such case in a manner that would result in, if occurring and continuing on the Closing Date, the failure of the conditions to the Closing set forth in Section 7.2(a) and Section 7.2(b), unless such failure is reasonably capable of being cured, and Seller is using all Reasonable Efforts to cure such failure by the Termination Date; provided, however, that Buyer may not terminate this Agreement pursuant to this Section 9.1(d) if (i) any of Buyer’s representations and warranties shall have become and continue to be untrue in a manner that would cause the condition set forth in Section 7.3(a) not to be satisfied or (ii) there has been, and continues to be, a failure by Buyer to perform its covenants and agreements in such a manner as would cause the condition set forth in Section 7.3(b) not to be satisfied;
(m)    By Seller if there shall have been a breach or inaccuracy of Buyer’s representations and warranties in this Agreement or a failure by Buyer to perform its covenants and agreements in this Agreement, in any such case in a manner that would result in, if occurring and continuing on the Closing Date, the failure of the conditions to the Closing set forth in Section 7.3(a) or Section 7.3(b), unless such failure is reasonably capable of being cured, and Buyer is using all Reasonable Efforts to cure such failure by the Termination Date; provided, however, that Seller may not terminate this Agreement pursuant to this Section 9.1(e) if (i) Seller’s representations and warranties shall have become and continue to be untrue in a manner that would cause the condition set forth in Section 7.2(a) not to be satisfied or (ii) there has been, and continues to be, a failure by Seller to perform its covenants and agreements in such a manner as would cause the condition set forth in Section 7.2(b) not to be satisfied;
9.2    Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.1, all rights and obligations of the Parties under this Agreement shall terminate, except for the provisions of this Section 9.2, Section 6.4, Section 6.6, Article XI and Article XII; provided, however, that no termination of this Agreement shall relieve any Party from any liability for any willful and intentional breach of this Agreement by such Party or for fraud by such Party and all rights and remedies of a non-breaching Party under this Agreement in the case of any such willful and intentional breach or fraud, at law and in equity, shall be preserved, including the right to recover reasonable attorneys’ fees and expenses. Except to the extent otherwise provided in the immediately preceding sentence, the Parties agree that, if this Agreement is terminated, the Parties shall have no liability to each other under or relating to this Agreement. In the event of any willful and intentional breach of this Agreement by a Party or for fraud by such Party, the waiver provisions set forth in Section 10.3(f) shall be inapplicable. For purposes of this Section 9.2, “willful and intentional breach” is defined as a Party’s deliberate and conscious non-performance of a material contractual obligation.
ARTICLE X
INDEMNIFICATION
10.1    Indemnification by the Seller and Seller’s Representatives. Solely for purposes of the indemnities made in this Section 10.1, the representations and warranties made by Seller in this Agreement shall be deemed to have been made without regard to any materiality or Material Adverse Effect qualifier. Subject to the terms of this Article X, from and after the Closing, Seller and each Seller’s Representative shall jointly and severally indemnify and hold harmless Buyer and its members, managers, directors, officers, employees, consultants and permitted assigns (collectively, the “Buyer Indemnitees”), to the fullest extent permitted by Law, from and against any losses, claims, damages, liabilities and costs and expenses (including reasonable attorneys’ fees and reasonable expenses of investigating, defending and prosecuting litigation) (collectively, “Losses”) incurred or suffered by the Buyer Indemnitees as a result of, caused by, arising out of or relating to:
(e)     any breach or inaccuracy of Seller of any of the Seller Fundamental Representations (in each case, when made);
(f)    any breach or inaccuracy of any of the other representations or warranties (in each case, when made) of Seller contained in this Agreement;
(g)    any breach of any of the covenants or agreements of Seller contained in this Agreement;
(h)    the matters set forth on Schedule 3.6, including without limitation, the State Tax Claim and legal fees and liabilities attributable to the lawsuit (and any appeal thereof) between the Provider Companies and Freedom Logistics, LLC (dba Freedom Energy Logistics); and
(i)    any brokerage or transaction fees and expenses due and payable by any party to Stephens and Company resulting from the transactions contemplated hereby.
10.2    Indemnification by Buyer. Solely for the purposes of the indemnities made in this Section 10.2, the representations and warranties made by Buyer in this Agreement shall be deemed to have been made without regard to any materiality or Material Adverse Effect qualifiers. Subject to the terms of this Article X, from and after the Closing, Buyer shall indemnify and hold harmless Seller and its members, managers, directors, officers, employees, consultants and permitted assigns (collectively, the “Seller Indemnitees”), to the fullest extent permitted by Law, from and against any Losses incurred or suffered by the Seller Indemnitees as a result of, caused by, arising out of or relating to:
(a)    any breach or inaccuracy of Buyer of any of the Buyer Fundamental Representations (in each case, when made);

(b)    any breach or inaccuracy of any of the other representations or warranties (in each case, when made) of Buyer contained in this Agreement; and
(c)    any breach of any of the covenants or agreements of Buyer contained in this Agreement.
10.3    Limitations and Other Indemnity Claim Matters. Notwithstanding anything to the contrary in this Article X or elsewhere in this Agreement (subject to Section 10.3(f)), the following terms shall apply to any claim for monetary damages arising out of this Agreement or related to the transactions contemplated hereby:
(a)    De Minimis. No indemnifying party (an “Indemnifying Party”) will have any liability under this Article X in respect of any individual claim involving Losses arising under Section 10.1(b) or Section 10.2(b) to any Indemnitee of less than $10,000 (each, a “De Minimis Claim”).
(b)    Deductible.
(xxxi)    Seller will not have any liability under Section 10.1(b) unless and until the Buyer Indemnitees have suffered Losses in excess of $100,000 in the aggregate (the “Seller Deductible”) arising from Claims under Section 10.1(b) that are not De Minimis Claims and then recoverable Losses claimed under Section 10.1(b) shall be limited to those that exceed the Seller Deductible.
(xxxii)    Buyer will not have any liability under Section 10.2(b) unless and until the Seller Indemnitees have suffered Losses in excess of $100,000 in the aggregate (the “Buyer Deductible”) arising from Claims under Section 10.2(b) that are not De Minimis Claims and then recoverable Losses claimed under Section 10.2(b) shall be limited to those that exceed the Buyer Deductible.
(c)    Cap.
(xix)    Buyer’s aggregate liability under Section 10.2(b) shall not exceed $3,000,000.
(xx)    Seller’s aggregate liability under Section 10.1(b) shall not exceed $3,000,000; provided that at the one year anniversary of the Closing Date, Seller’s aggregate liability under Section 10.1(b) shall be reduced to $2,750,000 if aggregate Losses and outstanding claims as of such date are not in excess of $500,000 at such date.
(d)    Survival; Claims Period.
(i)    The representations and warranties of the Parties under this Agreement shall survive the execution and delivery of this Agreement and shall continue in full force and effect until the two year anniversary of the Closing Date (the “Expiration Date”); provided that the Buyer Fundamental Representations and the Seller Fundamental Representations

shall survive for a period equal to the applicable statute of limitations for each such representation (the “Fundamental Expiration Date”).
(ii)    No action for a breach of any representation or warranty contained herein shall be brought after the Expiration Date or the Fundamental Expiration Date, as applicable, except for claims of which a Party has received a Claim Notice setting forth in reasonable detail the claimed misrepresentation or breach of warranty with reasonable detail, prior to the Expiration Date.
(e)    Calculation of Losses. In calculating amounts payable to any Indemnitee (each such person, an “Indemnified Party”) for a claim for indemnification hereunder, the amount of any indemnified Losses shall be determined without duplication of any other Loss for which an indemnification claim has been made or could be made under any other representation, warranty, covenant or agreement and shall be computed net of (i) payments actually recovered by the Indemnified Party under any insurance policy with respect to such Losses and (ii) any prior or subsequent actual recovery by the Indemnified Party from any Person other than the applicable Indemnifying Party with respect to such Losses.
(f)    Waiver of Certain Damages. Notwithstanding any other provision of this Agreement, in no event shall any Party be liable for punitive, special, indirect, consequential, remote, speculative or lost profits damages of any kind or nature, regardless of the form of action through which such damages are sought, except (i) for any such damages recovered by any third party against an Indemnified Party in respect of which such Indemnified Party would otherwise be entitled to indemnification pursuant to this Article X and (ii) in the case of consequential damages, (A) to the extent an Indemnified Party is required to pay consequential damages to an unrelated third party and (B) to the extent of consequential damages to an Indemnified Party arising from fraud or willful misconduct.
(g)    Sole and Exclusive Remedy. Except for the assertion of any claim based on fraud or willful misconduct, the remedies provided in this Article X shall be the sole and exclusive legal remedies of the Parties, from and after the Closing, with respect to this Agreement and the transactions contemplated hereby.
(h)    Inapplicability of Limitations. Notwithstanding anything to the contrary contained herein, none of the limitations set forth in this Section 10.3 (including the limitations in Sections 10.3(a), (b) and (c)), shall apply to: (i) any breach of the Seller Fundamental Representations, the Buyer Fundamental Representation or the representations set forth in Sections 4.11, 4.16 or 4.20; or (ii) any claim based on fraud or willful misconduct, provided that Seller’s liability pursuant to clauses (i) and (ii) shall in no circumstances exceed the sum of the Base Consideration.
(i)    Setoff Amount of Installment Payments. Notwithstanding anything to the contrary contained herein, the Buyer Indemnitees shall have the option, at their sole discretion, to notify Seller of their election to offset all Losses subject to indemnification hereunder that are due and payable and have not been so paid against any unpaid Installment Consideration and Installment Interest on a dollar-for-dollar basis and prior to making any claims against the Escrow Amount.

10.4    Indemnification Procedures.
(n)    Each Indemnitee agrees that promptly after it becomes aware of facts giving rise to a claim by it for indemnification pursuant to this Article X, including receipt by it of notice of any Proceeding, by any third party with respect to any matter as to which it claims to be entitled to indemnity under the provisions of this Agreement, such Indemnitee must assert its claim for indemnification under this Article X (each, a “Claim”) by providing a written notice (a “Claim Notice”) to the Indemnifying Party allegedly required to provide indemnification protection under this Article X specifying, in reasonable detail, the nature and basis for such Claim (e.g., the underlying representation, warranty, covenant or agreement alleged to have been breached). Such notice shall include a formal demand for indemnification under this Agreement. Notwithstanding the foregoing, an Indemnitee’s failure to send or delay in sending a third party Claim Notice will not relieve the Indemnifying Party from liability hereunder with respect to such Claim except to the extent the Indemnifying Party is materially prejudiced by such failure or delay and except as is otherwise provided herein. If the indemnified party knowingly failed to notify the Indemnifying Party thereof in accordance with the provisions of this Agreement in sufficient time to permit the indemnifying party or its counsel to defend against such matter and to make a timely response thereto including any responsive motion or answer to a complaint, petition, notice or other legal, equitable or administrative process relating to the Claim, the Indemnifying Party’s indemnity obligation relating to such Claim shall be limited to the extent that such knowing failure to notify the Indemnifying Party has actually resulted in material prejudice or damage to the Indemnifying Party. Except as specifically provided herein, each Indemnitee’s rights and remedies set forth in this Agreement will survive the Closing and will not be deemed waived by such Indemnitee’s consummation of the transactions contemplated hereby and will be effective regardless of any inspection or investigation conducted, or the awareness of any matters acquired (or capable or reasonably capable of being acquired), by or on behalf of such Indemnitee or by its directors, officers, employees, or representatives or at any time (regardless of whether notice of such knowledge has been given to the Indemnifying Party), whether before or after the Execution Date or the Closing Date with respect to any circumstances constituting a condition under this Agreement.
(o)    In the event of the assertion of any third party Claim for which, by the terms hereof, an Indemnifying Party is obligated to indemnify an Indemnitee, the Indemnifying Party will have the right, at such Indemnifying Party’s expense, to assume the defense of same including the appointment and selection of counsel on behalf of the Indemnitee so long as such counsel is reasonably acceptable to the Indemnitee. If the Indemnifying Party elects to assume the defense of any such third party Claim, it shall within 30 days of its receipt of the Claim Notice notify the Indemnitee in writing of its intent to do so. Any such contest may be conducted in the name and on behalf of the Indemnifying Party or the Indemnitee as may be appropriate. The Indemnifying Party will have the right to settle or compromise or take any corrective or remediation action with respect to any such Claim by all appropriate proceedings, which proceedings will be diligently prosecuted by the Indemnifying Party to a final conclusion or settled at the discretion of the Indemnifying Party. The Indemnitee will be entitled, at its own cost, to participate with the Indemnifying Party in the defense of any such Claim. If the Indemnifying Party assumes the defense of any such third-party Claim but fails to diligently prosecute such Claim, or if the Indemnifying Party does not assume the defense of any such Claim, the Indemnitee may assume control of such defense and in the event it is determined pursuant to the procedures set forth in this Article X that the Claim was a matter for which the Indemnifying Party is required to provide indemnification under the terms of this Article X, the Indemnifying Party will bear the reasonable costs and expenses of such defense (including reasonable attorneys’ fees and expenses).
(p)    If requested by the Indemnifying Party, the Indemnitee agrees to reasonably cooperate with the Indemnifying Party and its counsel in contesting any Claim that the Indemnifying Party elects to contest or, if appropriate, in making any counterclaim against the Person asserting the Claim, or any cross-complaint against any Person, and the Indemnifying Party will reimburse the Indemnitee for any reasonable expenses incurred by it in so cooperating. At no cost or expense to the Indemnitee, the Indemnifying Party shall reasonably cooperate with the Indemnitee and its counsel in contesting any Claim.
(q)    Notwithstanding anything to the contrary in this Agreement, the Indemnifying Party will not be permitted to settle, compromise, take any corrective or remedial action or enter into an agreed judgment or consent decree, in each case, that subjects the Indemnitee to any criminal liability, requires an admission of guilt, wrongdoing or fault on the part of the Indemnitee or imposes any continuing obligation on or requires any payment from the Indemnitee without the Indemnitee’s prior written consent.
(r)    Notwithstanding anything in this Article X to the contrary, any indemnification payment to be made to an Indemnitee pursuant to this Article X shall be effected by wire transfer of immediately available funds from the Indemnifying Party to an account designated by the Indemnitee within ten (10) days after the final determination thereof.
10.5    Express Negligence. THE PARTIES INTEND THAT THE INDEMNITIES SET FORTH IN THIS ARTICLE X BE CONSTRUED AND APPLIED AS WRITTEN ABOVE, NOTWITHSTANDING ANY RULE OF CONSTRUCTION TO THE CONTRARY. WITHOUT LIMITING THE FOREGOING, SUCH INDEMNITIES SHALL APPLY NOTWITHSTANDING ANY STATE’S “EXPRESS NEGLIGENCE” OR SIMILAR RULE THAT WOULD DENY COVERAGE BASED ON AN INDEMNIFIED PARTY’S SOLE OR CONCURRENT, ACTIVE OR PASSIVE NEGLIGENCE OR GROSS NEGLIGENCE. IT IS THE INTENT OF THE PARTIES THAT, TO THE EXTENT PROVIDED ABOVE, THE INDEMNITIES SET FORTH IN THIS ARTICLE X SHALL APPLY TO AN INDEMNIFIED PARTY’S SOLE OR CONCURRENT, ACTIVE OR PASSIVE NEGLIGENCE OR GROSS NEGLIGENCE. THE PARTIES AGREE THAT THIS PROVISION IS “CONSPICUOUS” FOR PURPOSES OF ALL STATE LAWS.
10.6    No Reliance.
(a)    THE REPRESENTATIONS AND WARRANTIES OF SELLER CONTAINED IN ARTICLE III AND ARTICLE IV CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF SELLER TO BUYER IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. THE REPRESENTATIONS AND WARRANTIES OF BUYER CONTAINED IN ARTICLE V CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF

BUYER TO SELLER IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EXCEPT FOR SUCH REPRESENTATIONS AND WARRANTIES, NO PARTY OR ANY OTHER PERSON MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO SUCH PARTY OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AND EACH PARTY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY SUCH PARTY OR ANY OF ITS AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES (INCLUDING WITH RESPECT TO THE DISTRIBUTION OF, OR ANY PERSON’S RELIANCE ON, ANY INFORMATION, DISCLOSURE OR OTHER DOCUMENT OR OTHER MATERIAL MADE AVAILABLE TO ANY PARTY IN ANY DATA ROOM, ELECTRONIC DATA ROOM, MANAGEMENT PRESENTATION OR IN ANY OTHER FORM IN EXPECTATION OF, OR IN CONNECTION WITH, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT). EXCEPT FOR SUCH REPRESENTATIONS AND WARRANTIES, EACH PARTY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT, OR INFORMATION MADE, COMMUNICATED OR FURNISHED (ORALLY OR IN WRITING) TO ANY OTHER PARTY OR ITS AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES (INCLUDING OPINION, INFORMATION, PROJECTION, OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO ANY PARTY OR ANY OFFICER, DIRECTOR, EMPLOYEE, AGENT OR REPRESENTATIVE OF SUCH PARTY OR ANY OF ITS AFFILIATES).
10.7    Tax Treatment. Any payments made to any Party pursuant to Article X shall constitute an adjustment of the Cash Consideration for Tax purposes and shall be treated as such by the Parties on their Tax Returns to the extent permitted by Law.
ARTICLE XI
GOVERNING LAW, CONSENT TO JURISDICTION AND JURY TRIAL WAIVER
11.1    Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the Laws of the State of Texas, without giving effect to the conflicts of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Texas.
11.2    Consent to Jurisdiction. The Parties irrevocably submit to the exclusive jurisdiction of (a) any state or federal court sitting in Harris County, Texas, and (b) any state appellate court therefrom within the State of Texas for the purposes of any Proceeding arising out of this Agreement or the transactions contemplated hereby (and each agrees that no such Proceeding relating to this Agreement or the transactions contemplated hereby shall be brought by it except in such courts). The Parties irrevocably and unconditionally waive (and agree not to plead or claim) any objection to the laying of venue of any Proceeding arising out of this Agreement or the transactions contemplated hereby in (i) any state or federal court sitting in Harris County, Texas, or (ii) any state appellate court therefrom within the State of Texas or that any such Proceeding brought in any such court has been brought in an inconvenient forum. Each of the Parties hereto also agrees that any final and non-appealable judgment against a Party hereto in connection with any Proceeding shall be conclusive and binding on such Party and that such award or judgment may be enforced in any court of competent jurisdiction, either within or outside of the United States. A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment.
11.3    JURY TRIAL WAIVER. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
ARTICLE XII
GENERAL PROVISIONS
12.1    Amendment and Modification. This Agreement may be amended, modified or supplemented only by written agreement of the Parties hereto.
12.2    Waiver of Compliance; Consents. Except as otherwise provided in this Agreement, any failure of any of the Parties to comply with any obligation, covenant, agreement or condition in this Agreement may be waived by the Party or Parties entitled to the benefits thereof only by a written instrument signed by the Party or Parties granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
12.3    Notices. Any notice, demand or communication required or permitted under this Agreement shall be in writing and delivered personally, by reputable overnight delivery service or other courier or by certified mail, postage prepaid, return receipt requested, and shall be deemed to have been duly given (a) as of the date of delivery if delivered personally or by overnight delivery service or other courier or (b) on the date receipt is acknowledged if delivered by certified mail, addressed as follows; provided that a notice of a change of address shall be effective only upon receipt thereof:
If to Buyer to:
Spark Holdco, LLC
12140 Wickchester Lane, Suite 100
Houston, TX 77079
Attention: Chief Executive Officer

With a copy to:
Spark Energy, Inc.
12140 Wickchester Lane, Suite 100
Houston, TX 77079
Attention: General Counsel
If to Seller to:
Provider Power, LLC
306 Rodman Road
Auburn, ME 04210
Attention: Kevin B. Dean

With a copy to:
The Bell Firm, P.A.
810 Lisbon Street, P.O. Box 1776
Lewiston, Maine 04241-1776
Attention: Shawn Bell
12.4    Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns. No Party may assign or transfer this Agreement or any of its rights, interests or obligations under this Agreement without the prior written consent of the other Parties; provided that Buyer may assign its rights (but not its obligations) to an Affiliate of Buyer without the consent of Seller, but nothing herein shall be deemed to relieve Buyer of any of its obligations herein.
12.5    Third Party Beneficiaries. (a) this Agreement shall be binding upon and inure solely to the benefit of the Parties hereto and their respective successors and permitted assigns; (b) none of the provisions of this Agreement shall be for the benefit of or enforceable by any third party, including any creditor of any Party or any of their Affiliates; and (c) no such third party shall obtain any right under any provision of this Agreement or shall by reasons of any such provision make any claim in respect of any liability (or otherwise) against any other Party.
12.6    Entire Agreement. This Agreement and the other Transaction Documents constitute the entire agreement and understanding of the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both oral and written, among the Parties or between any of them with respect to such subject matter.
12.7    Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such provision or portion of any provision shall be severable and the invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.
12.8    Representation by Counsel. Each Party agrees that it cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto shall be deemed the work product of the Parties and may not be construed against any Party by reason of its preparation. Therefore, the Parties waive the application of any Law providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.
12.9    Disclosure Schedules. The inclusion of any information (including dollar amounts) in any section of the Seller Disclosure Schedules, the Provider Disclosure Schedules or the Buyer Disclosure Schedules shall not be deemed to be an admission or acknowledgment by a Party that such information is required to be listed on such section of the Seller Disclosure Schedules, the Provider Disclosure Schedules, or the Buyer Disclosure Schedules or is material to or outside the ordinary course of the business of such Party or the Person to which such disclosure relates. The information contained in this Agreement, the Exhibits and the Schedules is disclosed solely for purposes of this Agreement, and no information contained in this Agreement, the Exhibits or the Schedules shall be deemed to be an admission by any Party to any third Person of any matter whatsoever (including any violation of a legal requirement or breach of contract). The disclosure contained in one disclosure schedule contained in the Seller Disclosure Schedules, the Provider Disclosure Schedules, or the Buyer Disclosure Schedules may be incorporated by reference into any other disclosure schedule contained therein, and shall be deemed to have been so incorporated into any other disclosure schedule so long as it is readily apparent on the face of such disclosure that the disclosure is applicable to such other disclosure schedule.
12.10    Electronic Signatures; Counterparts. This Agreement may be executed by electronic transmission of signatures by any Party (i.e., portable document format or similar method) and such signature shall be deemed binding for all purposes hereof, without delivery of an original signature being thereafter required. This Agreement may be executed in one or more counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.
12.11    Guaranty of Seller Obligations. Each of Kevin B. Dean and Emile L. Clavet hereby jointly and severally guarantees the performance by Seller of its obligations hereunder.
12.12    Guaranty of Certain Buyer Obligations. Spark Energy, Inc. hereby guarantees the obligations of Seller to pay the Installment Consideration, the Installment Interest and the RPS True-Up in accordance with Sections 2.2(b) and 2.4(g).

[Signature page follows]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by its respective duly authorized officers as of the date first above written.

SELLER:

PROVIDER POWER, LLC

By:     /s/ Kevin B. Dean
Name: Kevin B. Dean
Title:     President

SELLER’S REPRESENTATIVES:

By:     /s/ Kevin B. Dean
Name: Kevin B. Dean

By:     /s/ Emile L. Clavet
Name: Emile L. Clavet

BUYER:

SPARK HOLDCO, LLC

By:     /s/ Nathan Kroeker
Name: Nathan Kroeker
Title:     Chief Executive Officer

GUARANTOR:

SPARK ENERGY, INC.

By:     /s/ Nathan Kroeker
Name: Nathan Kroeker
Title:     Chief Executive Officer

Signature Page to
Membership Interest Purchase Agreement

Exhibit A
DEFINITIONS

“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person. A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.
“Agreement” has the meaning set forth in the introductory paragraph.
“Base Consideration” has the meaning set forth in Section 2.2(b).
“Base Consideration Allocation Schedule” has the meaning set forth in Section 6.8(g).
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in the State of Texas are authorized or obligated to be closed by applicable Laws.
“Buyer” has the meaning set forth in the introductory paragraph.
“Buyer Deductible” has the meaning set forth in Section 10.3(b)(ii).
“Buyer Disclosure Schedules” means the disclosure schedules to this Agreement prepared by Buyer and delivered to Seller on the Execution Date.
“Buyer Fundamental Representations” has the meaning set forth in Section 7.3(a).
“Buyer Indemnitees” has the meaning set forth in Section 10.1.
“Buyer Material Adverse Effect” means any Material Adverse Effect in respect of the Buyer.
“Cash Consideration” has the meaning set forth in Section 2.2.
“Change of Control Payment” means (a) any bonus, severance or other payment or other form of compensation that is created, accelerated, accrues or becomes payable by either Provider Party to any present or former director, owner, manager, member employee or consultant thereof, including pursuant to any benefit plan or any other contract, including any Taxes due from either Provider Party payable on or triggered by any such payment and (b) any other payment, expense or fee that accrues or becomes payable by either Provider Party to any Governmental Body or other Person under any Law or pursuant to the terms of any contract, including in connection with the making of any filings, the giving of any notices or the obtaining of any consents, authorizations or approvals, in each case of (a) and (b), as a result of, or in connection with, the consummation of the transactions contemplated hereunder and in the Transaction Documents.
“Claim” has the meaning set forth in Section 10.4(a).

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“Claim Notice” has the meaning set forth in Section 10.4(a).
“Closing” has the meaning set forth in Section 8.1.
“Closing Date” has the meaning set forth in Section 8.1.
“Closing Date Working Capital” has the meaning set forth in Section 2.4.
“Code” means the Internal Revenue Code of 1986, as amended.
“Contract” means any agreements (written or oral), commitments, leases, licenses, notes, evidences of indebtedness, mortgages, security agreements, bonds, or other instruments, obligations or binding arrangements or understandings of any kind or character, whether oral or in writing.
“Control” means, where used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of Voting Interests, by contract or otherwise, and the terms “Controlling” and “Controlled” have correlative meanings.
“Conveyance” has the meaning set forth in the recitals.
“Creditors’ Rights” has the meaning set forth in Section 3.2(b).
“Current Assets” means the assets of the Provider Companies, on a consolidated basis, which would be classified as “current assets” under GAAP and determined in accordance with the principles, policies, methodologies and procedures adopted in the preparation of the Provider Financial Statements. Current Assets shall not include revenues from any Hedges.
“Current Liabilities” means liabilities of the Provider Companies, on a consolidated basis, which would be classified as “current liabilities” under GAAP and determined in accordance with the principles, policies, methodologies and procedures adopted in the preparation of the Provider Financial Statements. Current Liabilities shall not include any liabilities for the current portion of, and any interest expense on, any Indebtedness of Provider Power and Seller that is discharged in full at or prior to the Closing.
“De Minimis Claim” has the meaning set forth in Section 10.3(a).
“Disclosure Schedule” means (i) with respect to Seller, the Seller Disclosure Schedules and the Provider Disclosure Schedules, (ii)  with respect to Buyer, the Buyer Disclosure Schedules.
“Effective Date” means 12:01 the first day of the calendar month in which Closing occurs.
“Effective Date Working Capital” has the meaning set forth in Section 2.4(a).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

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“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to section 4001(a)(14) of ERISA.
“Escrow Agent” means Compass Bank (BBVA) N.A.
“Escrow Amount” means (a) fifty percent (50%) of each Installment up to an aggregate total of $3,000,000.00; plus (b) the Installment Interest.
“Estimated Closing Statement” means pro forma unaudited balance sheets, statements of operations and cash flows and other documents of Provider Power and Seller, on a consolidated basis, setting forth the Current Assets and Current Liabilities of Provider Power and Seller, on a consolidated basis, prepared in accordance with GAAP, and a calculation of the Working Capital that is estimated to exist as of the Effective Date in accordance with GAAP.
“Estimated Working Capital” has the meaning set forth in Section 2.3(a).
“Event” means any event, change, development, effect, condition, matter, occurrence or state of facts.
“Execution Date” has the meaning set forth in the introductory paragraph.
“Expiration Date” has the meaning set forth in Section 10.3(d)(i).
“Final Closing Statement” has the meaning set forth in Section 2.4(d).
“Fundamental Expiration Date” has the meaning set forth in Section 10.3(d)(i).
“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination, consistently applied.
“Governmental Approval” means all material notices, reports, filings, approvals, orders, authorizations, consents, licenses, permits, qualifications or registrations or waivers of any of the foregoing, required to be obtained from or made with, or any notice, statement or other communications required to be filed with or delivered to, any Governmental Authority.
“Governmental Authority” means any executive, legislative, judicial, regulatory or administrative agency, body, commission, department, board, court, tribunal, arbitrating body or authority of the United States or any foreign country, or any state, local or other governmental subdivision thereof.

, Page 3

“Hedges” means any swap, option, swaption, hedge, collar, futures or similar Contract involving natural gas or electric power, or any other commodities trading Contract.
“Indebtedness” means, without duplication, all indebtedness, liabilities and obligations, now existing or hereafter arising, whether or not for money borrowed by a Person (including accrued and unpaid interest) or the incurrence of an obligation resulting in a monetary liability or obligation, or any contingent liability for or guaranty by a Person of any obligation of any other Person (including the pledge of any collateral or grant of any security interest by a Person in any property as security for any such liability, guaranty or obligation) whether or not any note, indenture, guaranty, bond, debenture, loan agreement or other similar instruments.
“Indemnified Party” has the meaning set forth in Section 10.3(e).
“Indemnifying Party” has the meaning set forth in Section 10.3(a).
“Indemnitee” means, individually and as a group, the Buyer Indemnitees or the Seller Indemnitee, who are seeking indemnification under this Agreement, as applicable.
“Independent Accountant” means an independent nationally recognized United States based accounting firm that does not have an existing relationship with either of the Parties as is mutually agreed upon by the Parties, together with any experts such firm may require in order to settle a particular dispute.
“Installment Interest” has the meaning set forth in Section 2.2(b).
“Insurance Policies” hast the meaning set forth in Section 4.21.
“Interest” means (i) capital stock, common units, member or limited liability company interests, partnership interests, other equity interests, rights to profits or revenue and any other similar interest, (ii) any security or other interest convertible into or exchangeable or exercisable for any of the foregoing and (iii) any right (contingent or otherwise) to acquire any of the foregoing.
“Knowledge” means (i) with respect to Seller and any Provider Company, the actual knowledge of Emile L. Clavet or Kevin B. Dean and (ii) with respect to Buyer, the actual knowledge of Nathan Kroeker, Georganne Hodges or Gil Melman.
“Law” means any law, statute, code, ordinance, order, rule, rule of common law, regulation, judgment, decree, injunction, franchise, permit, certificate, license or authorization of any Governmental Authority.
“Leases” has the meaning set forth in Section 4.8.
“Lien” means § any mortgage, security interest, deed of trust, pledge, hypothecation, assignment, charge or other encumbrance, lien (statutory or otherwise), right or preferential arrangement of any kind or nature whatsoever in respect of any property or assets (including those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a capital lease, any financing lease having substantially the same

, Page 4

economic effect as any of the foregoing, or the filing of any financing statement naming any Provider Party or its Subsidiaries, under the Uniform Commercial Code or any comparable law) or other similar property interest or encumbrance in respect of any property or asset, and (ii) any easements, rights-of-way, restrictions, restrictive covenants, rights, leases and other encumbrances on the title to real or personal property (whether or not of record).
“Losses” has the meaning set forth in Section 10.1.
“Maineco” means interests in Electricity Maine, LLC, a Maine limited liability company.
“Massco” means a Provider Power Mass, LLC, a Maine limited liability company.
“Material Adverse Effect” shall mean with respect to any Person, any Event that, individually or in the aggregate, (x) is or would reasonably be expected to materially and adversely affect the assets, liabilities, business, condition (financial or otherwise), operations or properties of such Person and its Subsidiaries, taken as a whole, or (y) if applicable, is or would reasonably be expected to adversely affect such Person’s ability to consummate the transactions contemplated in this Agreement, provided that in determining whether a Material Adverse Effect has occurred, any change, event or development relating to (i) the markets or industries in which the relevant Person operates, (ii)  United States or global economic conditions or financial markets in general, (iii) the transactions contemplated by this Agreement including any public announcement of same, or (iv)  changes in Law, shall not be considered to give rise to or constitute a Material Adverse Effect; provided further, that to be excluded under subsection (iv)  above, such condition may not disproportionately affect, as compared to others in such business or industry, the relevant Person.
“Multiemployer Plan” has the meaning set forth in Section 3(37) of ERISA.
“Multiple Employer Plan” means a plan described in Section 4063(a) of ERISA.
“NHco” means Electricity New Hampshire, LLC, a Maine limited liability company.
“Noble” has the meaning set forth in Section 4.11.
“Noble Agreements” has the meaning set forth in Section 4.11.
“Noble Indebtedness” means all Indebtedness of Seller and the Provider Company to Noble Energy, Inc. and its affiliates under the Noble Agreements or otherwise..
“Preliminary Closing Statement” has the meaning set forth in Section 2.4(a).
“Provider Acquisition Transaction” has the meaning set forth in Section 6.7.
“Provider Assets” means the following assets and properties owned or leased by or on behalf of the Provider Companies:
(ii)    all tangible personal property of every kind and nature that is used primarily in the ownership and operation of the Provider Business, including furniture, supplies,

, Page 5

inventory, materials and other fixtures, improvements and appurtenances thereto, wherever located at and used or necessary in the operation of the Provider Business (collectively, the “Provider Personal Property”);
(iii)    all benefits and rights under permits, licenses, certificates, orders, approvals, authorizations, grants, consents, concessions, waivers, registrations, warrants, franchises and similar rights and privileges that are granted by a Governmental Authority and are necessary for, or are used or held for use primarily for or in connection with, the ownership and operation of the Provider Business and the Provider Personal Property, including the Permits;
(iv)    all prepaid rent, lease and security deposits;
(v)    all warranties, representations and guarantees made by suppliers, manufacturers and contractors covering the Provider Business and Contracts;
(vi)    all benefits and rights under the Contracts;
(vii)    all rights and benefits of the following, in each case relating primarily to the Provider Business: (A) all purchase orders, invoices, storage or warehouse receipts, certificates of title and documents, and (B) all keys, lock combinations, computer access codes and other devices or information necessary to gain entry to or take possession of the assets used or useful in connection with the Provider Business;
(viii)    copies or originals of all tangible, digital or electronic Contracts, operating, performance, warranty, accounting, and other data, files, documents, instruments, notes, correspondence, equipment, procedures and records, historical data, sales and purchase records, materials relating to suppliers, vendors and other service providers, papers, ledgers, journals, reports, books, records, plans, and studies which relate primarily to the Provider Business or which are used or held for use primarily in connection with, the ownership and operation of the Provider Business; provided, however, such material shall not include (A) any proprietary data that is not primarily used in connection with the continued ownership or operations of the Provider Business, (B) any information subject to third Person confidentiality agreements for which a consent or waiver cannot be secured after commercially reasonable efforts with no obligation to spend money, or (C) any information which, if disclosed, would violate an attorney-client privilege or would constitute a waiver of rights as to attorney work product or attorney-client privileged communications, unless such information is needed for operation of the Provider Business, and the Parties enter a mutually agreeable joint defense agreement related thereto (collectively, the “Provider Records”); and
(ix)    the benefits in and rights to enforce all claims, causes of action, indemnities, rights of recovery, rights of set off, rights of recoupment, warranties, covenants, guarantees, and all suretyship agreements (and all proceeds from any of the foregoing) to the extent relating to the Provider Business.

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(x)    all cash, accounts receivable and inventory of the Provider Companies shall remain with the Provider Companies.
“Provider Audited Annual Financial Statements” has the meaning set forth in Section 4.3(a).
“Provider Benefit Plans” has the meaning set forth in Section 4.15(a)(ii).
“Provider Business” means the Provider Parties’ business of retail, commercial and industrial sales of electrical power and natural gas consistent with past practices.
“Provider Companies” has the meaning set forth in the Recitals to this Agreement.
“Provider Contracts” has the meaning set forth in Section 4.10(b).
“Provider Financial Statements” has the meaning set forth in Section 4.3(a).
“Provider Interests” has the meaning set forth in the Recitals to this Agreement.
“Provider Interests Assignment” has the meaning set forth in Section 8.2(a)(i).
“Provider Parties” means the Seller’s Representatives and the Provider Companies, collectively.
“Provider Personal Property” has the meaning set forth in Exhibit A under the definition “Provider Assets.”
“Provider Records” has the meaning set forth in Exhibit A under the definition of “Provider Assets.”
“Provider Unaudited Annual Financial Statements” has the meaning set forth in Section 4.3(a).
“Provider Unaudited Interim Financial Statements” has the meaning set forth in Section 4.3(a).
“Objection Notice” has the meaning set forth in Section 2.4(b).
“Objection Period” has the meaning set forth in Section 2.4(b).
“Organizational Documents” means, with respect to any Person, the articles of incorporation, certificate of incorporation, certificate of formation, certificate of limited partnership, bylaws, limited liability company agreement, operating agreement, partnership agreement, stockholders’ agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of such Person, including any amendments thereto.
“Original Working Capital” has the meaning set forth in Section 2.4(a).

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“Party” or “Parties” has the meaning set forth in the introductory paragraph.
“Permits” means all permits, approvals, consents, licenses, franchises, exemptions and other authorizations, consents and approvals of or from Governmental Authorities.
“Permitted Liens” means, with respect to any Person, (a) statutory Liens for current Taxes applicable to the assets or business of such Person or assessments not yet delinquent or the amount or validity of which is being contested in good faith and for which adequate reserves have been established in accordance with GAAP; (b) mechanics’, carriers’, workers’, repairmens’, landlords’ and other similar liens arising or incurred in the ordinary course of business of such Person relating to obligations as to which there is no default on the part of such Person or the amount or validity of which is being contested in good faith and for which adequate reserves have been established in accordance with GAAP, (c) Liens as may have arisen in the ordinary course of business of such Person, none of which are material to the ownership, use or operation of the assets of such Person and which relate to amounts not yet delinquent; (d) statutory Liens for obligations that are not delinquent or the amount or validity of which is being contested in good faith and for which adequate reserves have been established in accordance with GAAP, (e) zoning and building laws, ordinances and regulations, that do not materially interfere with the use and operation of the assets of such Person in the ordinary course of business and (f) any Liens with respect to assets of such Person, which, together with all other Liens, do not materially detract from the value of such Person or materially interfere with the present use of the assets owned by such Person or the conduct of the business of such Person.
“Person” means any natural person, corporation, limited partnership, general partnership, limited liability company, joint stock company, joint venture, association, company, estate, trust, bank trust company, land trust, business trust, or other organization, whether or not a legal entity, custodian, trustee-executor, administrator, nominee or entity in a representative capacity and any Governmental Authority.
“Pre-Closing Date Tax Period” means any Tax period (or a portion thereof) ending on or before the Closing Date.
“Preliminary Closing Statement” means pro forma unaudited balance sheets, statements of operations and cash flows and other documents setting forth the Current Assets and Current Liabilities of Provider Power, prepared in accordance with GAAP, and a calculation of the Effective Date Working Capital using the same principles, policies, methodologies and procedures utilized in the preparation of the Provider Financial Statements.
“Proceeding” means any action, suit, arbitration proceeding, administrative or regulatory investigation, review, audit, proceeding, citation, summons or subpoena of any nature (civil, criminal, regulatory or otherwise) in law or in equity.
“Reasonable Efforts” means with respect to a given goal, the efforts that a reasonable person in the position of the promisor would use so as to achieve that goal as expeditiously as possible, provided, however, that an obligation to use all Reasonable Efforts under this Agreement does not require the promisor to take any actions that would, individually or in the aggregate, cause

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the promisor to incur costs, or suffer any other detriment, out of reasonable proportion to the benefits to the promisor under this agreement.
“Records” means the books (including books of accounting and minute books), records and files, including Contracts and any and all Tax, financial, human resources, and other information of the Provider Companies.
“Registered Intellectual Property” has the meaning set forth in Section 4.13.
“Representatives” means, with respect to any Person, any and all directors, officers, managers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.
“Responsible Officer” means, with respect to any Person, any vice-president or more senior officer of such Person.
“Seller” has the meaning set forth in the introductory paragraph.
“Seller Deductible” has the meaning set forth in Section 10.3(b)(i).
“Seller Disclosure Schedules” means the disclosure schedules to this Agreement prepared by Seller pertaining to the Provider Companies and delivered to Buyer on the Execution Date.
“Seller Fundamental Representations” has the meaning set forth in Section 7.2(a).
“Seller Indemnitees” has the meaning set forth in Section 10.2.
“Seller Material Adverse Effect” means any Material Adverse Effect in respect of the Seller or the Provider Companies.
“Straddle Period” has the meaning set forth in Section 6.8(c).
“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which a majority of the Voting Interests are at the time owned or Controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.
“Target Working Capital” means Working Capital of the Provider Companies, on a consolidated basis, of zero ($0.00).
“Tax” means any federal, state, local or foreign income, gross receipts, branch profits, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, escheat, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, ad valorem, value added, alternative or add-on minimum or estimated tax or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

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“Tax Return” means any return, report, information return, declaration, claim for refund or other document (including any related or supporting information or schedules) supplied or required to be supplied to any taxing authority or any Person with respect to Taxes and including any supplement or amendment thereof.
“Termination Date” has the meaning set forth in Section 9.1(c).
“Transaction Documents” means this Agreement, the Provider Interests Assignment, the Escrow Agreement and the agreements, instruments, documents and certificates contemplated hereby and thereby.
“Transfer Taxes” has the meaning set forth in Section 6.8(a).
“Treasury Regulations” means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar or substitute, temporary or final Treasury Regulations.
“Voting Interests” of any Person as of any date means the equity interests of such Person pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers, general partners or trustees of such Person (regardless of whether, at the time, equity interests of any other class or classes shall have, or might have, voting power by reason of the occurrence of any contingency) or, with respect to a partnership (whether general or limited), any general partner interest in such partnership.
“Working Capital” means the difference between Current Assets and Current Liabilities, calculated in accordance with the example of such calculations set forth in Schedule 2.3(a) attached hereto.

EXHIBIT B

FORM OF PROVIDER INTERESTS ASSIGNMENT

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EXHIBIT C
EXAMPLE OF CALCULATION OF PURCHASE PRICE

The numbers below are assumed values only and are included herein solely for illustrative purposes. Actual amounts under the Agreement will be different.

Purchase Price:             $28,000,000
Assumed Outstanding debt:        $22,000,000
Assumed Accounts Receivable:    $5,000,000
Assumed Unbilled Accts Receivable:    $6,000,000
Assumed Supply Payables        $6,000,000

1.	Calculation of Net Working Capital: $5,000,000 +6,000,000-6,000,000=$5,000,000

2.	Calculation of Purchase Price payable at closing:

Outstanding debt…………$22,000,000
Less Net Pos.WC…………($5,000,000)
Plus add’l Closing payment.$1,350,000
Total……………………….$18,350,000

3.	Total Amount payable at closing:
Portion of Purchase Price payable at closing……$18,350,000
Plus Net Working Capital…………………………$5,000,000
Total………………………………………………$23,350,000

4.	Deferred Purchase Price payable in installments:
Total Purchase Price….……………………………$28,000,000
Less portion already paid at closing………………($18,350,000)
Deferred Purchase Price payable over 10 months………………$9,650,000

Exhibit C – Page 1

EXHIBIT D
EARNOUT PAYMENT UNDER SECTION 2.3(c)

	Customer Count (000s) - As of May 31, 2017
WASP (¢/kWh)	110 – 120	120 – 130	130 – 140	140+
9.0 – 9.5	$0.0	$1.0	$3.0	$4.0
9.5 – 10.0	$1.0	$2.0	$4.0	$4.0
10.0 – 10.5	$2.0	$3.0	$4.0	$4.0
Amounts in table represent millions of dollars

EXHIBIT E
FORM OF NON-COMPETITION AND NON-SOLICITATION AGREEMENT OF SELLER AND EACH OF KEVIN B. DEAN AND EMILE L. CLAVET

EXHIBIT F
FORM OF ESCROW AGREEMENT

Exhibit D – Page 1

EXHIBIT G
NOT USED

Exhibit G – Page 1

EXHIBIT H
KEY TERMS OF LEASE

Monthly Lease Payments:	$12,500

Term:	1 Year

Renewal Options:	Lessee option to renew for four additional one year periods

Description of Space:	5425contiguous square feet of office space as currently being used by the Provider Buyers

Inclusions:	All ancillary terms currently provided, including without limitation, lawn care, snow removal, janitorial, utilities system help, desk support security, maintenance

Exhibit H – Page 1

SCHEDULE 2.4(a)

EXAMPLE CALCULATION OF WORKING CAPITAL

Cash in Bank of Seller on date of Closing
+
Accounts Receivable of Seller on date of Closing, net of allowances for doubtful accounts
+
Unbilled Accounts Receivable on date of Closing, net of allowances for doubtful accounts
+
Deposits on account with any trading partners
-
Trade payables and other accrued liabilities outstanding on date of Closing
-
June delivered energy supply bill.
-
RPS Obligations for NH based on 2016 RPS standards*

*True-up for this line item to be addressed separately under Section 2.4(g).

Schedule 2.4(a) – Page 1